UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is our pleasure to invite you to attend the 2021 annual meeting of shareholders of Tupperware Brands Corporation to be held on Tuesday, May 4, 2021, starting at 1:00 p.m (Eastern Time). In light of the COVID-19 pandemic, we have determined that the annual meeting will be held in a virtual meeting format only, via the Internet, with no physical meeting location. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/TUP.

The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

On behalf of the Board of Directors and Tupperware management, we thank you for your interest and support.

Sincerely,

Susan M. Cameron
Non-Executive Chairman

March 22, 2021

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2021 annual meeting of shareholders of Tupperware Brands Corporation will be held on Tuesday, May 4, 2021, at 1:00 p.m. (Eastern Time). In light of the COVID-19 pandemic, for the safety of all of our people, including our stockholders, and taking into account recent federal, state and local guidance that has been issued, we have determined that the 2021 annual meeting will be held in a virtual meeting format only, via the Internet, with no physical meeting location. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/TUP. The Annual Meeting is being held for the following purposes:

1.	The election of the ten nominees for director named in the attached proxy statement for a term expiring at the 2022 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2021; and

4.	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the attached proxy statement.

To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/TUP. In order to attend, you must register in advance at www.proxydocs.com/TUP prior to the deadline of April 30, 2021 at 5:00 p.m. (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. You will not be able to attend the Annual Meeting in person.

The record date for the Annual Meeting is March 8, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By order of the Board of Directors,

Karen M. Sheehan Executive Vice President, Chief Legal Officer and Secretary

March 22, 2021

As used in this proxy statement, the terms “we”, “us”, “our”, the “Company” or “Tupperware” refer to Tupperware Brands Corporation.

Proxy Summary

This summary highlights certain information in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote. Please review the complete Tupperware Brands Corporation Proxy Statement and 2020 Annual Report before you vote. A notice regarding the availability of proxy materials for the 2021 annual meeting is being mailed to shareholders on or about March 22, 2021.

2021 Annual Meeting Key Facts

Time and Date	Tuesday, May 4, 2021, at 1:00 p.m. (Eastern Time)
Place	Virtual Annual Meeting: Please visit www.proxydocs.com/TUP
Record Date	Close of business on March 8, 2021
Voting	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual Meeting.
Admission

Attendance at our virtual meeting is offered to shareholders on the record date or their proxy holders only. All shareholders will need their control number provided in their proxy card, notice or voter instruction form in order to pre-register for the meeting.

How to Vote

Shareholders of record on the Record Date are entitled to vote in the following ways:

Call 1 (855) 680-7102 (toll free) in the United States or Canada	Visit www.proxypush.com/TUP	Return a properly completed, signed and dated proxy card	Attend the Annual Meeting of Shareholders Virtually and vote your shares

Meeting Agenda Items

ITEM 1

ELECTION OF DIRECTORS

You are being asked to elect ten (10) directors, as set forth below, to hold office until the 2022 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

SUMMARY INFORMATION ABOUT OUR DIRECTOR NOMINEES

Additional information about our director nominees can be found under “Election of Directors” starting on page 3. Kriss Cloninger III, Aedhmar Hynes, and Mauro Schnaidman will not be running for re-election at the Annual Meeting, and the Board of Directors thanks each of them for their service.

ITEM 1 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL TEN DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT

ITEM 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM (SAY ON PAY)

You are being asked to approve, on an advisory basis, our executive officer compensation program as described in the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative disclosure, as provided starting on page 22 of this proxy statement. We believe that our program incentivizes and rewards our leadership for increasing shareholder value and aligns the interests of our leadership with those of our shareholders on an annual and long-term basis.

ITEM 2 RECOMMENDATION: OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM 3

RATIFY APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

You are being asked to ratify our Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for fiscal year 2021. PwC has been our auditor since 1995. The fees paid to PwC for fiscal years 2020 and 2019 are detailed on page 59 below. One or more representatives of PwC will be present at the 2021 annual meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

ITEM 3 RECOMMENDATION: OUR BOARD OF DIRECTORS AND AUDIT AND FINANCE COMMITTEE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

General Information

To participate in the Annual Meeting virtually via the Internet, please register in advance of the meeting at www.proxydocs.com/TUP prior to the deadline of April 30, 2021 at 5:00 p.m. (Eastern Time). You will not be able to attend the Annual Meeting in person. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. Shareholders must have available their control number provided on their proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials to ask questions during the meeting.

There will be technicians ready to assist shareholders with any technical difficulties they may have accessing the virtual meeting. Any shareholders who encounter any difficulties accessing the virtual meeting during check-in or during the meeting, should call the technical support number that will be posted at www.proxydocs.com/TUP.

Voting at the Meeting

The Board has fixed the close of business on March 8, 2021 as the record date for determining shareholders entitled to vote at the 2021 annual meeting. On that date there were outstanding 49,574,365 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the 2021 annual meeting will constitute a quorum for the transaction of business. In this regard, abstentions and “broker non-votes” will be included in the number of shareholders present at the 2021 annual meeting for purposes of determining the presence of a quorum.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting at the 2021 annual meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the 2021 annual meeting. The Company has appointed an officer of Equiniti Trust Company, transfer agent for the Company, as the independent inspector of election to act at the 2021 annual meeting.

For all matters to be voted upon by shareholders at the 2021 annual meeting, the Company’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of a majority of the votes cast at the 2021 annual meeting, excluding abstentions, which will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the 2021 annual meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on a non-routine matter. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the advisory vote regarding the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome. The voting item to ratify the appointment of the independent registered public accounting firm is the only routine matter on which brokers who are registered shareholders owning shares on behalf of beneficial owners are permitted under stock exchange rules to cast a vote without instructions of beneficial owners.

1.    Election of Directors

Board of Directors—Nominees for Election

The size of the Company’s Board was increased to thirteen (13) directors, effective as of March 15, 2021 upon the appointment of three new directors, Deborah G. Ellinger, James H. Fordyce, and Timothy Minges, who will stand for election for the first time at the 2021 annual meeting. Three of our existing directors, Kriss Cloninger III, Aedhmar Hynes, and Mauro Schnaidman, will not stand for re-election at the 2021 annual meeting, and effective upon the 2021 annual meeting, the size of the Company’s Board will be decreased to ten (10) directors.

The nominees for election as directors for the new term are those persons named in this proxy statement: Susan M. Cameron, Meg Crofton, Deborah G. Ellinger, Miguel Fernandez, James H. Fordyce, Richard P. Goudis, Timothy Minges, Christopher D. O’Leary, Richard T. Riley, and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” on page 60 below.

The following is information concerning the nominees for election, each of whom has a current term expiring at the 2021 annual meeting. The nominations are for a term expiring at the annual meeting of shareholders in 2022 and until a successor is duly elected and qualified or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information.

Other current public company director service:

•   Aramark (since 2019)

•   nVent Electric plc (since 2018)

Former public company director service:

•   Reynolds American Inc. (2004 to 2011 and 2013 to 2017)

•   R.R. Donnelley & Sons Company (2009 to 2016)

SUSAN M. CAMERON

Non-Executive Chairman of the Board of the Company since November 2019, after previously serving as Presiding Director / Lead Director since May 2018. Ms. Cameron is a retired Chairman and Chief Executive Officer of Reynolds American Inc., a publicly-traded tobacco company, where she served as its Non-Executive Chairman from May 2017 to July 2017, its Executive Chairman from January 2017 to May 2017, and its President and Chief Executive Officer. Ms. Cameron has considerable experience as a chief executive officer of a public company and in the marketing function for international, name-brand consumer products companies, in addition to having served on boards of other public companies. Ms. Cameron holds an undergraduate degree in Business Administration from the University of Florida and an M.B.A from Bellarmine University.

Age: 62. First elected: 2011.

Other current public company director service: • Cracker Barrel Old Country Stores, Inc. (since 2017) • HCA Healthcare, Inc. (since 2019)

MEG CROFTON

Retired President, Walt Disney Parks & Resorts Operations, U.S. & France of The Walt Disney Company, a diversified worldwide entertainment company, a position she held from 2011 to 2015. Ms. Crofton also served as President, Walt Disney World Resort, from 2006 to 2013, and previously in various positions of increasing responsibility for The Walt Disney Company since 1977. Ms. Crofton has extensive experience in diversified operations, staff and executive roles with a highly respected global brand, in addition to having served on boards of other public companies. Ms. Crofton holds an undergraduate degree in Marketing and an M.B.A. from Florida State University.

Age: 67. First elected: 2016.

Other current public company director service:

•  iRobot Corporation (since 2011)

•  Covetrus, Inc. (since 2019)

Former public company director service:

•  Interpublic Group (2015 to 2017)

•  National Life Group (2007 to 2014)

•  Sealy, Inc. (2010 to 2013)

DEBORAH G. ELLINGER

Former President or CEO of four private-equity backed companies, and currently a Senior Advisor to Boston Consulting Group since 2018. Ms. Ellinger’s past leadership roles include: President and CEO of Ideal Image, a chain of 130 medical spas providing non-surgical cosmetic procedures across the US and Canada, from 2016 until 2018; Chairman and Chief Executive Officer of The Princeton Review, a company which assists students globally in test preparation and tutoring, from 2012 to 2014; President of Restoration Hardware, a luxury home furnishings retailer, from 2008 to 2009; and Chief Executive Officer of Wellness Pet Food, a natural pet-food company, from 2004 to 2008. She has held other senior executive roles at CVS Pharmacy and Staples, and also served as a partner at The Boston Consulting Group. Ms. Ellinger brings extensive global board experience, with a focus on the intersection of consumer products and services, technology and digitization. She was initially recommended as a director nominee by one of the Company’s non-employee directors, in consultation with Heidrick & Struggles International, Inc., and approved by the Nominating, Governance and Social Responsibility Committee. Ms. Ellinger is qualified as a Barrister-at-Law in London, as a member of the Inner Temple. She holds an M.A. and B.A. in Law and Mathematics from the University of Cambridge, England.

Age: 62. First elected: March 2021.

MIGUEL FERNANDEZ

President & Chief Executive Officer of the Company since April 2020. Mr. Fernandez previously served as Executive Vice President, Global President of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, from 2017 to January 2020. Prior to joining Avon Products, Inc., Mr. Fernandez spent nearly 10 years at Herbalife Nutrition Ltd. (f/k/a Herbalife Ltd.), a publicly-traded global nutrition company, where he advanced through a series of senior operating positions with increasing responsibility, including Executive Vice President for the Americas and Worldwide Member Operations from 2013 to 2017 and Senior Vice President and Managing Director Mexico from 2009 to 2013. Mr. Fernandez has considerable direct selling, international and financial experience. Mr. Fernandez holds an undergraduate degree from Instituto Technologico Y de Estudios Superioes de Monterrey and an M.B.A. from University of Virginia.

Age: 49. First Elected: 2020.

Former public company director service: • AECOM Technology (2006 to 2019) • Herbalife Nutrition Ltd. (2002 to 2004)

JAMES H. FORDYCE

Co-Chairman of the Board and Co-Chief Executive Officer of Stone Canyon Industries Holdings, Inc., a global industrial holding company that he co-founded in 2019, and its predecessor company in 2014. Prior thereto, Mr. Fordyce was a senior member of J.H. Whitney Capital Partners for 18 years. Previously, he held a variety of positions at Heller Financial and Chemical Bank. Mr. Fordyce is currently Chairman of the Board of Directors and Chair of the Compensation Committee of Mauser Packaging Solutions, Inc., a privately held company. In addition, he is Chairman of the Board of Providence Saint John’s Health Center, a Los Angeles based hospital, and a Director of The Unit Scholarship Fund honoring Special Operations soldiers. Mr. Fordyce brings transformation and financial expertise, as well as direct selling industry experience from his service on the board of Herbalife Nutrition Ltd. He was initially recommended as a director nominee by the Company’s Executive Vice Chairman, in consultation with Heidrick & Struggles International, Inc., and was approved by the Nominating, Governance and Social Responsibility Committee. Mr. Fordyce holds a Bachelor degree from Lake Forest College and an M.B.A. from Fordham University.

Age: 62. First elected: March 2021.

RICHARD GOUDIS

Executive Vice Chairman of the Company since March 2020. Former Chief Executive Officer of Herbalife Nutrition Ltd., a publicly-traded global nutrition company, a position he held from June 2017 to January 2019. Mr. Goudis also served as Chief Operating Officer of Herbalife Nutrition Ltd. from 2010 to 2017 and as Chief Financial Officer of Herbalife Nutrition Ltd. from 2004 to 2010. In addition to these roles, Mr. Goudis has considerable experience in executive financial and operational positions in the direct selling industry. Mr. Goudis holds a Bachelor of Business Administration in Accounting from University of Massachusetts and an M.B.A. from Nova Southeastern University.

Age: 59. First elected: 2020.

TIMOTHY MINGES

Retired Executive Vice President & Chief Customer Officer, PepsiCo North America Beverages, and a member of PepsiCo’s Executive Committee, from 2013 to 2016. Mr. Minges has spent his entire career in the food industry, including 32 years at PepsiCo before retiring in 2016. Prior to 2013, he was President and CEO of PepsiCo’s operations in Greater China and President of PepsiCo Foods Asia Pacific. Prior to PepsiCo, Mr. Minges worked as a CPA at Alexander Grant. He is also currently engaged as an early stage investor in a variety of food and beverage startups in America. Mr. Minges brings over three decades of proven executive leadership, innovation, and consumer expertise with extensive experience in Asia. He was initially recommended as a director nominee by one of the Company’s non-employee directors, in consultation with Heidrick & Struggles International, Inc., and approved by the Nominating, Governance and Social Responsibility Committee. Mr. Minges holds a Bachelor of Science in Accounting from Miami University, Oxford, Ohio, and completed the PepsiCo Executive Development Program at Yale School of Management.

Age: 62. First elected: March 2021.

Other current public company director service:

•   Telephone and Data Systems, Inc. (since 2006)

Former public company director service:

•   Newell Rubbermaid, Inc. (now Newell Brands, Inc.) (2014 to 2016)

CHRISTOPHER D. O’LEARY

Former Interim Chief Executive Officer of the Company from November 2019 through April 2020. Mr. O’Leary currently serves as Senior Advisor, Twin Ridge Capital Management, a private investment firm, a position he has held since September 2018. Mr. O’Leary is the former Executive Vice President and Chief Operating Officer, International for General Mills, Inc., a publicly-traded food company, a position he held from 2006 to 2016 after serving in various positions of increasing responsibility since 1997. He previously spent 16 years at PepsiCo, Inc., a publicly-traded multinational food and beverage corporation, where he held numerous roles, culminating in Chief Executive Officer and President of Hostess, Frito-Lay, Inc. He has extensive executive experience with public companies with highly-respected global brands, and brings more than 38 years of consumer products industry experience, in addition to having served on boards of other public companies. Mr. O’Leary holds a Bachelor of Business Administration in Marketing from Pace University and an M.B.A. from New York University.

Age: 61. First elected: 2019.

Other current public company director service:

•   Dorman Products, Inc. (since 2010)

Former public company director service:

•   LoJack Corporation (2005 to 2013)

•   Cimpress, N.V. (2004 to 2018)

•   New England Business Service, Inc. (2001 to 2004)

RICHARD T. RILEY

Retired Chairman and Chief Executive Officer of LoJack Corporation (“LoJack”), a publicly-traded provider of tracking and recovery systems. He served as Chairman of the board of LoJack from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also served as Chairman of the board of Cimpress, N.V. from August 2009 to November 2018. Mr. Riley has considerable international experience and extensive experience in leading companies as a chief executive officer and board member. Mr. Riley holds a Bachelor in Business Administration in Accounting from the University of Notre Dame.

Age: 64. First elected: 2015.

Other current public company director service:

•   IDEXX Laboratories, Inc. (since 2012)

Former public company director service:

•   Belo Corp. (2004 to 2013)

•   Central Maine Power Co. (1993 to 1994)

•   ChoicePoint, Inc. (2005 to 2008)

•   Keurig Dr Pepper Inc. (formerly Dr Pepper Snapple Group, Inc.) (2008 to 2018)

•   New England Business Service, Inc. (1998 to 2004)

•   Providence Gas Company (1994 to 2000)

•   SFN Group, Inc. (2005 to 2011)

M. ANNE SZOSTAK

Founder of Szostak Partners, an executive coaching and human resources consulting firm formed in 2004. As President of Szostak Partners, she provides strategic advice and counsel to clients. Ms. Szostak is a retired executive officer with Fleet/Boston Financial Group (previously a Fortune 100 company, now Bank of America), a diversified financial services company, with 31 years of service, including as Chairman and Chief Executive Officer of Fleet Bank-Rhode Island from 2001 to 2003, Chairman, President and Chief Executive Officer of Fleet-Maine from 1991 to 1994, and Corporate Executive Vice President and Chief Human Resources Officer of FleetBoston Financial Group from 1998 to 2004. Ms. Szostak has extensive experience in executive leadership positions in a large public company and in executive compensation and human resources, in addition to having served on boards of other public companies. Ms. Szostak holds an undergraduate degree from Colby College, and she has completed several executive education programs at Harvard Business School.

Age: 70. First elected: 2000.

Vote Required and Resignation Policy

To be elected in an uncontested election, a director nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. The Company’s By-Laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board, which may be conditioned on acceptance by the Board. If a resignation is so conditioned on acceptance by the Board, the Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken. The Board shall act on such resignation, taking into account the recommendation of the Nominating, Governance and Social Responsibility Committee, and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating, Governance and Social Responsibility Committee or the Board that concern such resignation.

Additionally, a director who experiences a significant change in his or her principal business, professional position, employment or responsibility must offer his or her resignation from the Board, which resignation may be accepted or rejected by the Board in its sole discretion. Employee directors must offer their resignation from the Board upon their resignation, removal or retirement as an officer of the Company. The Nominating, Governance and Social Responsibility Committee shall make a recommendation to the Board on whether to accept or reject such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

Board Committees

Current Membership

Board Member	Audit & Finance	Nominating, Governance & Social Responsibility	Compensation & Human Capital	Executive Committee

Susan M. Cameron (C, I)

Kriss Cloninger III (F, I)

Meg Crofton (I)

Deborah Ellinger (F, I)

Miguel Fernandez (F)

James H. Fordyce (F, I)

Richard P. Goudis (F)

Aedhmar Hynes (I)

Timothy Minges (F, I)

Christopher D. O’Leary (F, I)

Richard T. Riley (F, I)

Mauro Schnaidman (I)

M. Anne Szostak (F, I)

(C) Non-Executive Chairman of the Board	Committee Chairperson

(F) Financial Expert	Committee Member

(I) Independent Director

Audit and Finance Committee

The Audit and Finance Committee (the “Audit Committee”), which held nine meetings in 2020, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”), evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems, internal audit function, accounting policies and the Company’s general compliance with laws and regulations, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also oversees, reviews and makes recommendations to the Board concerning the Company’s code of conduct, its financial structure and financing needs and activities, its cybersecurity risk program, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Messrs. Riley (Chairperson), Cloninger, Fordyce, Minges, and Schnaidman, and Ms. Szostak. All such members are both independent and financially literate in accordance with New York Stock Exchange listing standards and SEC requirements, and the Board has determined that Messrs. Riley, Cloninger, Fordyce, and Minges, and Ms. Szostak, are audit committee financial experts, as defined by applicable rules, and four additional directors (Messrs. Fernandez, Goudis and O’Leary and Ms. Ellinger) each meet the requirements of an audit committee financial expert, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

In connection with the regular meetings of the Board and the various Board committees in March, on March 4, 2021, the Audit Committee, the Nominating Committee and the Board approved modifications to the Audit Committee charter to move primary responsibility for Environmental, Social and Governance (“ESG”) matters to the Nominating Committee, and to rename the Audit, Finance and Corporate Responsibility Committee to the Audit and Finance Committee.

Nominating, Governance & Social Responsibility Committee

The Nominating, Governance & Social Responsibility Committee (the “Nominating Committee”), which held six meetings in 2020, identifies and reviews qualifications of, and recommends to the Board, candidates for election as directors of the Company, acts on other matters pertaining to Board membership, and establishes the Company’s corporate governance provisions. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-employee members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, among others, experience with omnichannel sales, expertise doing business in China, experience with technology and business transformation, as well as data privacy, turnaround experience, and experience with general regulatory, tax and government affairs. After compiling background material on potential nominee candidates, management provides an analysis against Nominating Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management directors and by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. Since 2018, the Nominating Committee has engaged Heidrick & Struggles International, Inc. to assist the Nominating Committee in identifying and selecting potential candidates to join the Board. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board in regard thereto. Historically, the Nominating Committee also determined compensation of non-employee directors of the Company; however, this responsibility has been re-assigned to the Compensation Committee effective May 2021. No aspect of this determination was delegated to management, although the Nominating Committee did request the recommendation of the Company’s Chief Executive Officer. The Nominating Committee had been authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Mses. Crofton (Chairperson), Cameron, and Ellinger, and Messrs. O’Leary and Riley. All such members are independent in accordance with New York Stock Exchange listing standards.

In connection with the regular meetings of the Board and the various Board committees in March, on March 4, 2021, the Nominating Committee and the Board approved modifications to the Nominating Committee charter to move primary responsibility for ESG matters to the Nominating Committee, and to rename the Nominating and Governance Committee to the Nominating, Governance & Social Responsibility Committee.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee (the “Compensation Committee”), which held six meetings in 2020, assists the Board in the discharge of its responsibilities related to the compensation and benefits provided by the Company to its Chief Executive Officer (sometimes referred to herein as the “CEO”) and certain other executive officers, including members of the management Executive Committee, those with total annual target compensation of $1,000,000 or more, employees at the level of executive vice president or above, Section 16 officers and such other executive officers as recommended from time to time by management (collectively, “Executive Officers”) and to other employees. It makes various determinations with regard to management incentive plans, approves the Compensation Discussion and Analysis section in the Company’s proxy statement, makes recommendations to the Board regarding proposals relating to executive compensation intended for inclusion in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, makes recommendations to the Board with regard to the Company’s stock ownership guidelines, policies regarding hedging or pledging of the Company’s stock, reviews and approves the implementation or revision of the Company’s clawback policy, and oversees the Company’s response to developments affecting executive compensation.

The Compensation Committee establishes the general compensation philosophy of the Company and oversees and approves the development, adoption and implementation of compensation policies and programs that function to attract, motivate and retain the Corporation’s executive talent and its leadership pipeline, and assesses whether such policies and programs establish appropriate incentives. The Compensation Committee recommends to the independent members of the Board for approval the compensation level, employment agreements and other severance agreements for the CEO, and sets the compensation level of the Executive Officers, recommending non-equity elements to the independent members of the Board for ratification, as well as approve employment agreements and other severance arrangements for Executive Officers. Effective as of May 1, 2021, on a biennial basis, or as desired by the Committee, it shall review and make recommendations to the Board regarding compensation of non-employee directors. The CEO’s compensation is recommended by the Compensation Committee after consultation with its compensation consultant. The Compensation Committee also has a standing Stock Award Committee that was established in May 2016 to delegate to the Company’s CEO the authority to award equity to select non-executive officer employees for critical retention, promotion or new hire purposes. Pursuant to its charter, the Compensation Committee may: (i) delegate the authority to interpret and make determinations for the administration of any plans and grants to senior management; (ii) delegate any of its duties to a subcommittee formed for the purpose of carrying out such duty or duties; and (iii) delegate the authority to establish a standing agenda to its Chairperson. The current members of the Compensation Committee are Messrs. O’Leary (Chairperson), Cloninger, and Fordyce, and Mses. Cameron, Crofton, Ellinger, and Hynes. All such members are independent in accordance with New York Stock Exchange listing standards.

Pursuant to its charter, the Compensation Committee is authorized to directly retain, compensate and oversee the work of compensation consultants. In 2020, the Compensation Committee engaged Meridian Compensation Partners as its independent compensation consultant. Meridian provided a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Meridian to provide similar services in 2021.

The Compensation Committee ensures that the Company’s compensation and human resource programs and practices, including corporate culture and diversity goals, programs and initiatives, are effectively designed to attract, retain and motivate a highly qualified and diverse work force in terms of race, gender and cultural backgrounds of individuals as well as management succession candidates. The Compensation Committee oversees, reviews and assesses, and make recommendations to the Board regarding the Company’s corporate culture and diversity and inclusion policies and performance.

In connection with the regular meetings of the Board and the various Board committees in March, on March 4, 2021, the Compensation Committee, the Nominating Committee and the Board approved modifications to the Compensation Committee charter to move primary responsibility for ESG matters to the Nominating Committee, and to rename the Compensation and Management Development Committee to the Compensation and Human Capital Committee.

Executive Committee

The Executive Committee, which did not meet in 2020, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Mses. Cameron (Chairperson) and Crofton, and Messrs. Fernandez, Goudis, O’Leary and Riley.

Other Committees

From time to time, the Board may designate ad hoc committees to assist the Board in carrying out its responsibilities. During 2020, the following committees were in operation: the Capital Allocation Sub-Committee, the Strategy & Execution Sub-Committee and the CEO Search Committee. The Capital Allocation Sub-Committee was convened to assist the Board in discharging its oversight duties with respect to the development, implementation and execution of the Company’s capital allocation plan. It held 14 meetings in 2020 and its current members are Messrs. Riley (Chairperson), Cloninger, Goudis, and O’Leary, and Ms. Szostak. The CEO Search Committee was convened to identify and appoint the Company’s CEO upon the departure of former President and Chief Executive Officer Patricia A. Stitzel in November 2019. It held four meetings in 2020 and its members were Ms. Szostak (Chairperson), Messrs. Cloninger and O’Leary, and former director Joyce Roché, who retired from the Board in May 2020. Ms. Cameron was an ex officio member of all of these committees in her capacity as Non-Executive Chairman.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were thirteen meetings of the full Board held in 2020. No incumbent director attended fewer than 75 percent of the aggregate number of meetings of the Board and committees on which such director served that were held during the period that such director served as a director or committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings, as well as the annual meeting of shareholders, on a consistent basis and in person. All of the Board’s directors, who were directors at the time, attended the annual meeting of shareholders in 2020.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for each of its three standing primary committees: Audit Committee, Nominating Committee, and Compensation Committee. These documents may be found on the Company’s website (www.tupperwarebrands.com) by clicking on “Investors,” selecting the “Corporate Governance” tab and then selecting “Governance Documents”. The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of, or amendments to, its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers (the heads of its Finance, Law, Human Resources and Internal Audit functions) or with the non-employee members of the Company’s Board. Communications from interested parties to non-employee directors are routed to the chairperson of the Audit Committee, who then determines whether such communication shall be distributed to all non-employee directors, makes such distribution if so determined, and oversees the reaction to such communications by the Board, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the non-employee members of the Company’s Board are located on the Company’s website (www.tupperwarebrands.com). The Board invites interested parties, including shareholders, to contact the Board or any of its individual members, including the Chairman, on any topic of interest through the online form available on the Company’s website (www.tupperwarebrands.com) in the Investors section under the Board of Directors tab on the Corporate Governance page, or in writing to the Board, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication are important in facilitating direct engagement with investors and other interested parties, and may be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. The hotline is staffed by multi-lingual professionals through an independent company.

Each regularly-scheduled meeting (and certain telephonic meetings) of the Board includes an executive session of non-employee members of the Board. The Non-Executive Chairman, Susan M. Cameron, acts as the chairperson of the executive sessions of the non-employee members of the Board. See “Board Leadership Structure” below for more information.

The Board has affirmatively determined that each of the following non-employee members of the Board who served during 2020 and year to date in 2021 (and each entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and that each such member is independent, in accordance with New York Stock Exchange listing standards: Susan M. Cameron, Kriss Cloninger III, Meg Crofton, Deborah G. Ellinger, James H. Fordyce, Aedhmar Hynes, Timothy Minges, Christopher D. O’Leary, Richard T. Riley, Mauro Schnaidman and M. Anne Szostak. Mr. O’Leary was not independent while he served as Interim Chief Executive Officer of the Company from January to April 2020, and has recused himself from all deliberations of the Compensation Committee involving his executive compensation (including his 2020 AIP).

The Board maintains a retirement policy that applies to all directors. Directors shall retire from the Board upon the date of the annual meeting of shareholders following their attainment of age seventy-two (72) (age seventy-five (75) in the case of non-employee directors who first joined the Board prior to May 8, 2015) or, in the case of non-employee directors who first joined the Board on or after May 22, 2019, after completing fifteen (15) years of service on the Board, whichever comes first. Notwithstanding the foregoing, the Board may waive the retirement policy in its discretion. In addition, executive officers shall retire (from their office and from the Board) at the end of the month in which their sixty-fifth birthday occurs, unless the Board requests such executive officer remains in office beyond such date.

Diversity

The Board values diversity as a factor in selecting members to nominate to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience, among others. For example, consistent with the value placed on gender diversity by the Board, over 40% of the Company’s directors serving in 2020 and 40% of the current director nominees are women. See the “Summary Information about our Director Nominees” chart included in the Proxy Summary section above for more information.

Strategy and Risk Oversight

The Board participates actively in the development and approval of corporate and business strategy, both through regularly scheduled meetings, and throughout the year through ad hoc, direct and robust interaction with Company management. These discussions focus on the areas of greatest strategic importance to the Company, including but not limited to: global business model transformation planning, geographic expansion, new product introductions, brand enhancement, capital structure, and talent acquisition and management.

The Board also takes very seriously its involvement in risk oversight, which involves the Audit Committee, the Compensation Committee and the full Board. The Audit Committee receives materials from management on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to evaluate whether they encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee, including regarding risks. In addition, on an annual basis, the full Board receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks. This process addresses all categories of risks facing the Company, including but not limited to: capital allocation and liquidity, leadership succession, the impact of the COVID-19 global pandemic, business strategy, transformation and change management, talent management, reputational risks, financial reporting and controls, tax and treasury, legal, regulatory and compliance issues and operations issues including supply chain, product development and cybersecurity.

The Company’s stock trading policy prohibits members of the Board and all employees from entering into hedging transactions that are intended to offset, in whole or in part, the economic risks associated with the ownership of Company stock. Types of hedging transactions prohibited under the Company’s stock trading policy, include, but are not limited to, selling short in Company securities and trading in exchange traded derivative instruments, such as puts, calls, spreads, straddles, etc. related to the Company’s securities. The Company’s stock trading policy also prohibits members of the Board and all employees from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the Chief Legal Officer.

Board Leadership Structure

The Board annually evaluates its leadership structure, including whether the same individual should serve both as Chairman of the Board and Chief Executive Officer. If the same individual serves as both Chairman and CEO, or if the Chairman is otherwise not independent, the Board will select an independent Lead Director.

On March 11, 2020, the Board appointed Mr. Miguel Fernandez as President & Chief Executive Officer, effective April 6, 2020, and Mr. Richard Goudis as Executive Vice Chairman, effective March 12, 2020. Upon Mr. Fernandez commencing his role as President & Chief Executive Officer effective April 6, 2020, Mr. Christopher O’Leary stepped down from serving as Interim Chief Executive Officer, a position he held since November 2019, but continued to serve as a director of the Company. Mr. O’Leary, a recognized leader in the consumer packaged goods sector, first joined the Board in January 2019 as an independent director. Ms. Susan Cameron has served as Non-Executive Chairman since November 2019, after previously serving as Lead Director of the Company. Because the Non-Executive Chairman is independent, the Board presently does not have an independent Lead Director.

In November 2019, Ms. Patricia Stitzel, who served as CEO, Chairman and a director of the Company, stepped down from her roles. At that time, the Board determined that it was in the best interest of the Company to separate the roles of Chairman and CEO to enable Ms. Cameron and Mr. O’Leary to focus on their new roles, particularly during this period of transition. Previously, in May 2019, the Board combined the roles of CEO and Chairman when Ms. Stitzel, who then served as CEO of the Company, was appointed to the additional role of Chairman. At that time, the Board determined that it was in the best interest of the Company to combine the roles of CEO and Chairman in order to provide for consistency in leadership. From May 2018 to May 2019, the Company separated the roles of CEO and Chairman, with Ms. Stitzel serving as CEO and Mr. E.V. (Rick) Goings serving as Executive Chairman.

The Board in its judgment has determined that the current leadership structure is in the best interest of the Company’s shareholders and employees to accelerate a successful turnaround and growth strategy. The Board will continue to evaluate its leadership structure and will determine whether continuing to separate the roles of Chairman and CEO is in the best interest of the Company and its shareholders based on circumstances existing at the time.

Environmental, Social and Governance Highlights

Key Corporate Governance Features

Board Independence and Expertise	✓	All directors are independent other than the CEO and Executive Vice Chairman
	✓	Board consists of highly qualified, experienced and diverse directors with relevant expertise for overseeing our strategy and business

Board Committees	✓	Three primary Board committees composed entirely of independent directors: (1) Audit Committee, (2) Compensation Committee, and (3) Nominating Committee
	✓	Ad Hoc Committees as needed: Executive Committee, Capital Allocation Committee, and CEO Search Committee

Executive Sessions	✓	Directors hold regularly scheduled executive sessions, at which directors can discuss matters without management present

Board Oversight of Risk	✓	Risk oversight by full Board and committees

Board Oversight of Management Succession	✓	Board annually reviews and discusses succession plans for CEO and other key executives
	✓	2020 management changes included the appointment of a new CEO and Executive Vice Chairman

Board Self-Evaluation	✓	Board and each of its committees conduct an annual self-evaluation

Accountability	✓	In uncontested director elections, our directors are elected by a majority of the votes cast
	✓	Each share of common stock is entitled to one vote
	✓	Anti-hedging and anti-pledging policies covering all directors and employees
	✓	Claw-back policy covering compensation paid to executives

Stock Ownership Requirements	✓	Each director is required to hold Company stock at a value of 5x the annual cash retainer
	✓	The CEO and Executive Vice Chairman must hold Company stock at a value of 6x base salary
	✓	All other NEOs must hold Company stock at a value of 2x to 3x base salary

Open Lines of Communication	✓	Board promotes open and frank discussions with senior management
	✓	Directors have access to all members of management and other employees and are authorized to hire outside consultants or experts and to conduct independent investigations
	✓	Shareholders have direct access to non-employee directors
Board Refreshment	✓	The Nominating Committee regularly reviews the Board’s composition and future needs
	✓	Kriss Cloninger III, Aedhmar Hynes, and Mauro Schnaidman are retiring from the Board in May 2020
	✓	Deborah G. Ellinger, James H. Fordyce, and Timothy Minges were each appointed to the Board in March 2020, following a formal search process
	✓	Board retirement policy facilitates process of smooth turnover; individual directors will not stand for re-election after reaching the age of 72 years (75 years for non-employee directors who joined the Board prior to May 8, 2015) or after completing 15 years of service on the Board (such 15-year limit applicable only to non-employee directors first joining the Board on or after May 22, 2019), whichever comes first, subject to extension at the discretion of the Board

Social and Environmental Sustainability Features

Focus on the Environment: No Time to Waste	✓

Our No Time To Waste strategy, developed in 2019, outlines our commitment to significantly reduce waste at every step of the lifecycle of our product – design, manufacturing and distribution, to consumption, recycling and recovery

✓

We operate at high levels of efficiency and aim to optimize resource use in all our manufacturing plants around the world. Currently, we focus our attention in three areas in which we have the biggest impact: electricity consumption, water consumption and waste generation

✓

Our environmental sustainability targets established in 2018 to achieve by 2025 in support of our priority impacts, including the following targets:

•   Zero waste to landfill in our plants

•   Reduce electricity, water and waste used by 20% per ton produced

•   Purchase or produce 30% of energy from renewable sources

•   All consumers will have the chance to return used Tupperware products

•   Introduction of new materials to our product portfolio under the ECO+ umbrella, materials made from recycled, renewable or sustainably sourced content

•   90% of all returned items will be turned into new, useful products and the remaining 10% will be responsibly disposed of

•   90% of Tupperware products will be recyclable

•   All Tupperware product packaging will be compostable or biodegradable, which will include eliminating the use of single-use plastic packaging

Given the challenges the global pandemic brought in 2020, the turnaround plan of the company under new leadership, and an enhanced commitment to nurturing a better future, we will be re-evaluating our targets and timelines in 2021 which will be published in next year’s report

✓

In 2020, we published our ninth sustainability report reflecting the priority sustainability impacts of our business on stakeholders that were defined in a materiality assessment conducted in 2017. The report was prepared in accordance with the Global Reporting Initiative (GRI) Standards and for the first time, the Company reported against the Sustainability Accounting Standards Board (SASB) Standard for the containers & packaging industry in the resource transformation Sector

	✓	Recently, we were named to Newsweek’s list of America’s Most Responsible Companies 2021, a reflection of the Company’s enhanced commitment to Environmental, Social and Governance initiatives

To learn more about our environmental, social and governance efforts, in addition to the information described above, please refer to our current Sustainability Report on the Company’s website, by visiting www.tupperwarebrands.com/csr/sustainability/social-impact-reports.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 8, 2021 by each director and nominee for election, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owned more than 1 percent of the Company’s common stock. All directors and executive officers as a group owned 2.19 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 23, 2020(1)	Restricted Stock(2)	Total Shares Beneficially Owned

Susan M. Cameron	56,834	—	33,500	0	90,334

Kriss Cloninger III	56,030	—	43,106	1,500	100,636

Meg Crofton	4,193	1,000	41,576	0	46,769

Patricio Cuesta	0	0	0	0	0

Deborah G. Ellinger	0	0	0	0	0

Miguel Fernandez	0	0	141,844	0	141,844

James H. Fordyce	0	0	0	0	0

Richard P. Goudis	27,500	0	0	0	27,500

Cassandra E. Harris	36,688	0	0	0	36,688

Justin Hewett(3)	4,754	0	28,399	0	33,153

Aedhmar Hynes	40,000	0	32,500	0	72,500

Timothy Minges	0	0	0	0	0

Christopher D. O’Leary	69,020	0	24,375	0	93,395

Richard T. Riley	21,769	0	33,000	0	54,769

Mauro Schnaidman	0	10,142	24,375	0	34,517

Karen M. Sheehan	22,869	0	55,632	0	78,501

M. Anne Szostak	32,516	0	32,500	1,500	66,516

William J. Wright	16,818	0	64,808	0	81,626

Subtotal	388,991	11,142	555,615	3,000	958,748

All directors and executive officers as a group (20) (including the individuals named above)	462,206	48,352	571,839	3,000	1,085,397

(1)

Includes stock options and restricted stock units granted under the Company’s 2010, 2016 and 2019 Incentive Plans, Inducement Awards, and the Director Stock Plan. Also includes the estimated number of shares of common stock that are expected to be paid (at the end of March 2021) in lieu of cash as fees under the 2019 Incentive Plan to directors for the first quarter of 2021 for those directors who so elected (Ms. Cameron – 1,000 shares, Mr. Cloninger – 500 shares, and Mr. Riley – 500 shares, using a hypothetical $25.00 share price). For the avoidance of doubt, this column does not include shares that may not be acquired within 60 days of March 8, 2021. Please refer to the table “Outstanding Equity Awards at Fiscal Year-End 2020” for the total number of shares or units of stock held by each Named Executive Officer that have not yet vested as of 2020 fiscal-year end.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

(3)	Mr. Hewett, the Company’s former President, Asia Pacific left Tupperware Brands Corporation on April 2, 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities, as of December 31, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(4)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,522,008	(1)	15.1

FMR LLC 245 Summer Street, Boston, Massachusetts 02210	7,365,185	(2)	14.8

The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,499,560	(3)	7.0

(1)

Based upon a Schedule 13G/A filed on January 26, 2021. As of December 31, 2020, BlackRock, Inc. beneficially owns 7,522,008 shares of the Company’s common stock, with sole dispositive power with respect to 7,522,008 of such shares and sole voting power with respect to 7,424,843 of such shares, through the following subsidiaries: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors (which itself holds 5% or greater of the Company’s common stock); BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC.

(2)

Based upon a Schedule 13G/A filed on February 8, 2021. As of December 31, 2020, FMR Inc. beneficially owns 7,365,185 shares of the Company’s common stock, with sole dispositive power with respect to 552,909 of such shares and sole dispositive power with respect to 7,365,185 of such shares, through the following subsidiaries: Fidelity Institutional Asset Management Trust Company; Fidelity Management & Research Company LLC (which itself holds 5% or greater of the Company’s common stock); and Strategic Advisers LLC.

(3)

Based upon a Schedule 13G/A filed on February 10, 2021. As of December 31, 2020, The Vanguard Group, Inc. beneficially owns 3,499,560 shares of the Company’s common stock, through the following subsidiaries: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Canada Inc.; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited. The Vanguard Group, Inc. has sole dispositive power with respect to 3,408,884of such shares, shared dispositive power with respect to 90,676 of such shares and shared voting power with respect to 50,399 of such shares.

(4)	Calculated based on 49,574,365 of the Company’s common stock outstanding as of the close of business on March 8, 2021, the record date for the 2021 annual meeting.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 26, 2020 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company:

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	5,152,152(2)	57.12(3)	1,446,106
Equity compensation plans not approved by security holders(4)	3,894,675	2.61	521,002

Total	9,046,827	43.74	1,967,108

(1)

The following plans have been approved by the Company’s shareholders and have outstanding awards or available shares: 2010 Incentive Plan, 2016 Incentive Plan, 2019 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance share units have been excluded from the weighted-average exercise price.

(4)

Reflects equity awards issued pursuant to the Company’s Inducement Plan, effective April 8, 2020, which was adopted by the Board without requiring shareholder approval pursuant to New York Stock Exchange Listing Rule 303A.08. It also includes Inducement awards issued prior to the creation of the Inducement Plan described above, on March 12, 2020 to the Company’s newly hired Executive Vice Chairman, Mr. Goudis, and on April 6, 2020 to the Company’s newly hired Chief Executive Officer. These Inducement awards were also made without requiring shareholder approval pursuant to New York Stock Exchange Listing Rule 303A.08.

(5)	All remaining shares could be used for any form of equity awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the CEO of the Company (unless he or she is the related person), and (2) the Audit Committee (or, if determined by the Audit Committee, by all of the independent directors of the Company). Transactions that are covered by this policy include all transactions that would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of a former Chairman, Chief Executive Officer, and director of the Company, for eighteen years. In fiscal year 2020, her total compensation package was 257,214 euros (approximately U.S. $280,237). This transaction was reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 26, 2020, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board that the audited financial statements for the Company’s 2020 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020.

Audit and Finance Committee

Richard T. Riley, Chairperson

Kriss Cloninger III

Mauro Schnaidman

M. Anne Szostak

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Tupperware Brands Corporation is committed to maintaining a transparent executive compensation program, especially during turbulent times.

The following message from the Non-Executive Chairman of the Board highlights key aspects of our executive compensation program. A detailed discussion follows in the Compensation Discussion and Analysis (CD&A).

Message from the Non-Executive Chairman of the Board

Dear Shareholders,

Much better than expected is how we would summarize 2020. When the Board approved the annual targets in March 2020, the Company was in a period of significant change:

•	Top-line sales were in double digit decline for two consecutive quarters;

•	An Interim CEO had been in place since November 2019;

•	$77 million in cost savings had been identified;

•	Debt covenants were renegotiated in February to avoid being exceeded;

•	And this was all before the impact from COVID-19.

Miguel Fernandez and Rich Goudis joined our Company several weeks later. Our objective as a Board and Compensation Committee was to allow the new management team to onboard, deal with the immediate crisis of COVID-19, and begin the hard work of turning around the Company. We knew we would need to stand in support of management and to remain flexible. For example, the Board reduced its fees when senior leaders volunteered to reduce their salaries. We also eliminated the excess meeting fee provision for non-management directors, as it was “all hands-on deck”.

In the second and third quarters we observed that management was moving with decisiveness and lightning speed to not only deal with COVID-19 but also to drive its turnaround agenda. The growth strategies from the new three-year plan were starting to work, and management increased the annual cost savings target to $180 million.

By November, it was clear the Company was going to have a stronger than expected year and most importantly, that we had hired the right new leaders to take us forward. We adjusted the incentive program to better align with what was happening; the Company would return to both top-line and bottom-line growth, significantly improve its cost structure, re-finance its 2021 indebtedness, and accelerate the divestiture of non-core assets.

As you can see in the reported financials, the Company’s performance was much better than we expected at the beginning of the year. While we are still early in the turnaround and have more hard work to do, we feel particularly good about the Company’s new growth strategy and the management team.

Susan Cameron

Non-Executive Chairman, Tupperware Brands Corporation

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, the compensation decisions the Compensation and Human Capital Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) made under the program with respect to 2020, and the considerations in making those decisions with respect to 2020. Specifically, this Compensation Discussion and Analysis focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) listed below, whose compensation is set forth in the 2020 Summary Compensation Table and other compensation tables contained in this proxy statement.

Named Executive Officers
Miguel Fernandez	President & Chief Executive Officer
Christopher D. O’Leary	Former Interim Chief Executive Officer
Cassandra (Sandra) E. Harris	Chief Financial Officer & Chief Operating Officer
Richard (Rich) P. Goudis	Executive Vice Chairman
Karen M. Sheehan	Executive Vice President and Chief Legal Officer & Secretary
Patricio Cuesta	President, Commercial
William (Bill) J. Wright	Executive Vice President, Product Innovation(1)
Justin Hewett	Former Group President, Asia Pacific(2)

(1)	Mr. Wright ceased to be a Section 16 officer on October 12, 2020 upon his transition into the role of Executive Vice President, Product Innovation.

(2)	Mr. Hewett, the former Group President, Asia Pacific, left the Company on April 2, 2020.

Summary

Management Transition

During 2020, as part of the Company’s Turnaround Plan, the Company experienced a number of senior leadership changes. On March 11, 2020, the Board concluded its search for a new Chief Executive Officer and appointed Miguel Fernandez as President & Chief Executive Officer, effective April 6, 2020. Additionally, the Board appointed Richard Goudis as Executive Vice Chairman (“EVC”), effective March 12, 2020. Each of Messrs. Fernandez and Goudis also became a member of the Board on the effective date of his appointment. Upon Mr. Fernandez commencing his service as President & Chief Executive Officer, Mr. O’Leary stepped down after serving as Interim Chief Executive Officer since November 12, 2019. In addition, as part of the broad global leadership changes, on April 2, 2020, Mr. Hewett separated from the Company. Finally, as part of the ongoing evolution of the senior management team, on October 12, 2020, the Board appointed Ms. Harris to the new position of Chief Financial Officer & Chief Operating Officer and Mr. Wright to Executive Vice President, Product Innovation. Please see the section entitled “Management Transition Compensation Arrangements” for a discussion of the compensation arrangements entered into in connection with the 2020 management transitions.

2020 Business Results

The Company is a leading global consumer products company that designs innovative, functional, and environmentally responsible products. Founded in 1946, the Company’s signature container created the modern food storage category that revolutionized the way the world stores, serves, and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, the Company’s products are an alternative to single-use items. The Company distributes its products into nearly 80 countries primarily through approximately 3.2 million independent sales force members around the world. Worldwide, the Company engages in the marketing, manufacture, and sale of design-centric preparation, storage, and serving solutions for the kitchen and home through the Tupperware brand name and beauty products through the Fuller, NaturCare, Nutrimetics and Nuvo brands. Each brand manufactures and/or markets a broad line of high-quality products. The Company primarily uses a direct selling business model to distribute and market products, while continuing to expand digital platforms and business-to-business distribution channels. Through personal connections, product demonstrations, and understanding of consumer needs, the Company’s sales force members have been selling products to customers for over 75 years.

In approving compensation decisions with respect to 2020, the Committee considered a variety of factors: top line growth trends heading into 2020; pre-tax income; cost reduction actions associated with the Turnaround Plan; and liquidity in the form of the consolidated leverage ratio per the Company’s Credit Agreement. The Committee believes a focus on these metrics helps management create the right priorities to increase returns to shareholders. The Company’s most recent financial performance, highlighted below, reflects a significant turnaround in top line revenue growth and bottom-line profitability from the Company’s performance trends in recent years:

•	Sales – $1.740 billion, a 3% decrease from 2019 (an increase of 3% after adjusting for foreign currency)

•	Pre-tax Income – $212 million, a 105% increase from 2019, reflects the successful execution of a $192.5 million gross cost reduction program, exceeding the original $77 million goal, in 2020

2020 Say-On-Pay Results

In May 2020, for the seventh year in a row, shareholders overwhelmingly approved the Company’s non-binding advisory vote on executive compensation, with approximately 90% of the votes cast in support of the proposal. Both the Committee and the Company’s senior leadership team appreciated the multi-year shareholder support of “say-on-pay” and viewed such support as an endorsement of the Company’s executive compensation program. While no changes were made in direct response to the 2020 “say-on-pay” vote, the Committee has made several changes to the Company’s executive compensation program to further align the program with market practices and in response to the COVID-19 pandemic.

Specifically, the Committee modified the Company’s form of change-in-control agreements effective for all executive officers on May 19, 2020, which, among other items, eliminated the continuation of perquisites post-termination under the terms of the agreements, and any change-in-control related excise taxes. These changes are discussed in more detail later in this Compensation Discussion and Analysis.

2020-2021 Shareholder Outreach

The Company, led by management, regularly attempts to engage its larger shareholders in outreach meetings. The Company typically targets holders, in the aggregate, of greater than 60% of the Company’s common stock. The intent of these meetings is to (i) discuss investor philosophies on compensation programs in order to consider their perspectives when designing the Company’s executive compensation program, (ii) review any recent changes made to the Company’s executive compensation program, (iii) answer questions or address concerns raised with respect to the Company’s executive compensation program and any other aspect of the Company’s business or governance, and (iv) review ESG metrics and milestones achieved in the most recent reporting period.

Executive Compensation Design & Governance Best Practices

The Committee has implemented executive compensation design and governance practices consistent with leading and best market practices, as illustrated in the following table:

	✓	Design compensation program to align total pay with achievement of Company performance goals

	✓	Emphasize equity-based compensation for all NEOs, thereby aligning NEOs’ interests with those of our shareholders

	✓	Use a three-year performance period for performance-based long-term equity incentives

	✓	Design incentives using multiple measures, designed to measure key elements of the Company’s performance and increase line-of-sight influence by operating management

	✓	Maintain maximum payout caps under annual and long-term incentive programs

	✓	Set competitive pay levels in consideration of peer group practices

What we do	✓	Evaluate appropriateness of peer group on an annual basis

	✓	Design compensation program to mitigate excessive risk

	✓	Require ‘double-trigger’ change-in-control for cash severance and equity acceleration

	✓	Maintain director and executive officer stock ownership requirements

	✓	Maintain an Anti-Hedging & Anti-Pledging Policy

	✓	Maintain a Clawback Policy

	✓	Review CEO succession planning process annually

	✓	Use an independent consultant retained directly by the Committee

	✗	Provide change-in-control excise tax gross-ups for any executives

	✗	Grant stock options with an exercise price less than market value on grant date

What we	✗	Reprice stock option awards

don’t do	✗	Reload exercised stock option grants

	✗	Maintain evergreen provisions in long-term incentive plans

	✗	Pay accrued dividends or dividend equivalents unless and until the underlying equity awards vest

	✗	Provide automatic, annual increases in executive salaries

Executive Compensation Philosophy

Attract, Retain and Motivate the Company’s Key Leadership

The Company’s executive compensation program focuses on attracting, retaining and motivating high-performing, successful leaders while incenting both short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the headings “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers”). The Committee strives to provide incentive programs that align management compensation with long-term shareholder value creation, with consideration of risk created while implementing the Company’s business strategies.

In addition, the Company selectively grants stock-based awards for critical retention purposes, upon an employee’s initial hire or promotion to an executive officer role or to reward performance.

Role of the Committee in Compensation Decisions

The Committee is responsible for establishing, overseeing and determining all compensation arrangements for executive officers of the Company, including each of the NEOs and Section 16 officers. As discussed above under “Board Committees,” the Committee also works closely with its independent compensation consultant, Meridian Compensation Partners, LLC, to develop the market-based compensation arrangements for the Company’s officers.

The compensation of the CEO and EVC is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full Board. Recommendations for compensation of executive officers other than the CEO and EVC are made to the Committee by management, including discussion on individual performance by the CEO, in consultation with the Committee’s compensation consultant. The Committee, in consideration of the Company’s objectives, reviews incentive programs for all executive officers. Based on this review, the Committee approves base salary, annual incentive opportunities and equity awards, and recommends for ratification by the independent directors of the full Board, cash-based elements for all executive officers, including the NEOs.

All compensation decisions are influenced by both market-based factors, such as peer group compensation practices, and non-market-based factors, such as company and individual performance, NEO leadership, scope of role, tenure and experience, and retention. The Committee reviews a total compensation summary that provides a complete picture of each executive’s current target and realizable compensation relative to the market data.

Peer Group & Compensation Benchmarking

Beginning in 2020, generally the Company benchmarked each executive officer’s compensation directly against the Company’s peer group, as one factor used to determine appropriate compensation levels and pay mix for the Company’s executive officers. Because of the differences in size among peer group companies, regression analysis was used for estimating market compensation levels and then, in using the regressed data, the Company established a composite market pay level for each executive role. The Committee includes multiple data sources to mitigate year-over-year fluctuations from any single source and promote greater consistency in the compensation planning process.

The Company’s compensation peer group consists of public companies that were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenue, percentage of revenue outside the United States and, to a lesser extent, equity market capitalization). The Committee reviews compensation peer group companies annually for continued appropriateness.

The 2020 compensation peer group includes companies that:

•	market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	operate using direct–to-consumer and network marketing distribution methods; or

•	market globally branded products in the consumer packaging categories of food and beverage.

For the 2020 compensation peer group, the Committee added Energizer Holdings, Inc. and Helen of Troy Limited, because these companies are similar to the Company in terms of brand focus and revenue size. The 2020 compensation peer group consisted of the following companies, categorized by industry:

Consumer Products & Packaging	• AptarGroup, Inc.	• Energizer Holdings, Inc.
	• Church & Dwight Co., Inc.	• Helen of Troy Limited
	• The Clorox Co.	• Ralph Lauren Corporation
	• Columbia Sportswear Company • Edgewell Personal Care Company	• Tiffany & Co. • Williams-Sonoma, Inc.
Beauty Companies	• Avon Products, Inc.(1)	• Revlon, Inc.
• Coty, Inc.
Direct-to-Consumer & Network Marketing	• Herbalife Nutrition Ltd.	• Nu Skin Enterprises, Inc.
Food and Beverage	• Brown-Forman Corp.	• McCormick & Company, Inc.
• The Hain Celestial Group, Inc.

(1)	Also operates in the “Direct-to-Consumer & Network Marketing” category of the peer group.

During its annual review of the peer group in preparation for 2021 compensation decision-making, the Committee removed Avon Products, Inc. due to its merger with Natura & Co.

Pay Positioning for Executive Officers

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term equity incentive opportunity for each of the Company’s executive officer positions separately, as well as the individual performance of each executive officer. In general, the Committee compares the NEOs’ compensation to the 50th percentile of the market-based data. For all pay elements other than base salary, actual compensation is contingent upon either the successful completion of performance goals or the Company’s stock price, and can fluctuate above or below the 50th percentile of market. Gains from past incentives are not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

Elements of Officer Direct Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, executive officers are compensated through various compensation elements that include a balance of short-, mid- and long-term focus. Target compensation for executive officers includes base salary, target annual incentive awards and long-term equity awards, and the weighting of an executive officer’s total compensation on long-term equity increases the more senior they are in the organization.

Base Salary

The Committee believes that annual base salary is important to attracting and retaining talented employees by providing a fixed level of income. In general, each of the Company’s executive officer roles is benchmarked to market as discussed above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” When determining base salary levels, the Committee considers benchmark pay, the salary increase target for the Company overall, the executive officer’s performance in the previous year, scope and complexity of role, internal equity amongst leaders of similar responsibility within the Company, experience and tenure related to their respective responsibilities, total direct compensation (base salary plus short- and long-term incentive targets described below) and, in the case of new appointments, the compensation received by the NEO’s predecessor at the Company and from the NEO’s prior employer.

At the beginning of 2020, the Committee did not adjust the base salaries for any of the then-serving NEOs. However, in connection with expanded roles and, based on the factors described above, the Committee approved base salary increases for Ms. Harris and Mr. Wright. In particular, in connection with Ms. Harris’ promotion to CFO & COO, the Committee considered, among other things, the increased responsibilities of performing two executive officer functions and comparison against peer data for such positions. In addition, in light of the COVID-19 pandemic, Messrs. Fernandez, Goudis, Cuesta and Wright accepted a salary reduction of 20% for the second quarter of 2020.

The following table sets forth the annualized 2020 and 2019 base salaries for each NEO and the percentage change in base salary, if applicable. The amounts reported in the table below do not reflect the salary reductions agreed to by Messrs. Fernandez, Goudis, Cuesta and Wright during the year.

NEO	2019 Base Salary(1)	2020 Base Salary(1)	Percentage Change

Miguel Fernandez(2)	N/A	$ 900,000	N/A

Christopher D. O’Leary	$1,000,000	$1,000,000	0.0%

Cassandra (Sandra) E. Harris(3)	$ 500,000	$ 650,000	30.0%

Richard (Rich) P. Goudis(2)	N/A	$ 500,000	N/A

Karen M. Sheehan	$ 400,000	$ 400,000	0.0%

Patricio Cuesta(2)	N/A	$ 460,000	N/A

William (Bill) J. Wright(4)	$ 388,700	$ 422,000	8.57%

Justin Hewett(5)	$ 441,104	$ 441,104	0.0%

(1)	Base salaries are reported on an annualized basis.

(2)

Messrs. Fernandez, Goudis and Cuesta joined the Company in 2020 and, therefore, did not receive a base salary in 2019. In establishing the initial base salaries for Messrs. Fernandez, Goudis and Cuesta, the Committee considered market data, internal pay equity and, for Mr. Fernandez, the compensation received by the executive officer’s predecessor at the Company.

(3)	The Committee approved a 30.0% increase in base salary for Ms. Harris in connection with her promotion to CFO & COO and elimination of the car allowance perquisite.

(4)	The Committee approved an 8.57% increase in base salary for Mr. Wright in connection with his expansion of responsibilities in April 2020 and elimination of the car allowance perquisite.

(5)	Mr. Hewett’s base salary was paid in Singapore dollars and has been converted to U.S. dollars using the 2020 year-end exchange rate of 0.76 Singapore dollars per U.S. dollar.

Annual Incentive Program

Program Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding approximately 250 key-management participants, including each of the continuing NEOs, for achievement of short-term (annual) financial goals. Under the AIP, each NEO is assigned a line-of-sight target opportunity, expressed as a percentage of year-end base salary. Based on the level of achieved performance, payouts under the AIP may range from 0%, for achievement below threshold goals, up to a maximum of 200% of target opportunity for achievement of 110% of goals. The 2020 AIP rewarded our NEOs for the achievement of growth in local currency sales and achievement of significant cost reduction and liquidity goals to improve financial flexibility.

Target goal achievement results in a payout equal to 100% of target opportunity, with straight-line interpolation calculated for achievement between threshold (50%), target (100%) and maximum results (200%).

The Mission Critical Bonus Program, approved by the Committee in February, was an additional cash incentive program designed to reward successful implementation of strategic goals, including revenue growth, cost reductions, and improved profitability in excess of the AIP goals. Participation was highly selective, identifying associates who were key drivers of the execution of the endorsed deliverables, including Mses. Harris and Sheehan and Messrs. Wright and Hewett. The program was cancelled in May, when goals were incorporated into the revised AIP metrics discussed below under “AIP Goals and Results.”

2020 Individual Targets

In setting each NEO’s target opportunity, the Committee considered each NEO’s role and responsibility and market benchmark data as described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers.” The following table sets forth the 2020 and 2019 AIP target opportunities, expressed as a percentage of year-end base salary, for each NEO.

NEO	2019 Year End AIP Target %	2020 Year End AIP Target %
Miguel Fernandez(1)	N/A	115%
Christopher D. O’Leary(2)	115%	115%
Cassandra (Sandra) E. Harris(3)	75%	85%
Richard (Rich) P. Goudis(1)	N/A	75%
Karen M. Sheehan	60%	60%
Patricio Cuesta(1)	N/A	60%
William (Bill) J. Wright(4)	55%	60%
Justin Hewett(1)	60%	60%

(1)

2020 AIP payout was pro-rated based on time worked during the year. The target opportunities for Messrs. Fernandez, Goudis and Cuesta were determined based on a review of market data, internal pay equity and the compensation paid to the Company’s predecessors, where applicable.

(2)

Mr. O’Leary’s payout was prorated to reflect the number of weeks he served as Interim CEO from November 12, 2019 to April 5, 2020, based on his employment agreement, and calculated based on results during the 2020 performance period.

(3)

The Committee approved an increase in AIP target percentage for Ms. Harris in connection with her promotion to CFO & COO in October 2020. Ms. Harris was eligible for a target bonus equal to 75% of year-end base salary for the period from January 1, 2020 through October 11, 2020 (through the date of her promotion to COO), and 85% of year-end base salary for the remainder of the 2020 year to reflect the adjustment to her target opportunity at the time she assumed the additional role of COO.

(4)	The Committee approved an increase in AIP target percentage for Mr. Wright in connection with his expansion of responsibilities in April 2020.

2020 AIP Goals & Results

The Committee established initial 2020 AIP goals in early March 2020 based upon the operating performance trends that the Company was experiencing in late 2019. Under this program, payouts were to be determined based on income before taxes, local currency sales and cash flows, weighted 50%, 25%, and 25%, respectively, and with payouts ranging from 0% to 200% of target. Due to the uncertain impact of COVID-19 and other matters on business operations related to the Company’s Turnaround Plan, the Committee revised the initially approved 2020 AIP performance measures and goals during the fiscal year as shown in the below table.

Committee Approved Measures and Weighting
Measures & Weighting
Sales(1)	50%
Cost Reductions	30%
Liquidity (Quarterly)	20%

Payout Opportunity(2)
Threshold	50%
Target	100%
Maximum	200%

(1)	In November 2020, the Committee determined that 2020 sales results would be adjusted following the conclusion of the year for the estimated impact of COVID-19, as further described below.

(2)

In connection with the revisions to the 2020 AIP in May 2020, the Committee reduced the potential payout curve from 50%, 100% and 200% for threshold, target and maximum performance to 25%, 50% and 100% for threshold (sales only), target and maximum performance, respectively. As the year progressed and based on the Company’s execution against the Turnaround Plan, in November 2020, the Committee reverted to the original payout formula established in March 2020 and also approved threshold and maximum performance goals that were -5% to +10% of the performance targets, respectively.

Consistent with its past practice, the Committee approved the initial performance measures and goals in early March 2020, prior to the onset, global impact, and uncertainty, of the COVID-19 pandemic. The Committee believed at the time that the financial objectives were set with realistic performance targets given the Company’s operating trends in the second half of 2019. The Committee believed the initial AIP targets were rigorous yet achievable and aligned with the Company’s operating plan for 2020. The performance goals established in March for the Company-wide measures represented a 24.6% local currency increase in consolidated income before taxes and a 3.7% decrease in local currency sales from 2019 for target achievement and funding at 100%. In May 2020, given the early onset of, and outlook for an adverse impact from the pandemic, management updated, and the Committee approved revised performance goals for 2020.

Entering into the second quarter of 2020, the Company encountered an unprecedented number of events in the Company’s history, including the COVID-19 pandemic, challenges with respect to the Company’s liquidity, going concern disclosure related to the Company’s June 2021 debt obligations under its senior notes, along with the commencement of a 3-year Turnaround Plan encompassing an almost entirely new leadership team, and the priority of the Company’s new leadership on overall turnaround efforts. In light of these unprecedented events, management and the Committee continued to reassess the overall structure, goals and metrics for the 2020 AIP, with a view towards balancing the change in focus of management on liquidity and implementing the Turnaround Plan, while also taking into account the impact of the global COVID-19 pandemic and good corporate governance practices.

In May 2020, the Committee approved a revised consolidated net sales target reflecting a decline of 13% vs. 2019, but the Committee limited the bonus funding to just 50% of the executives’ target bonus percentage as they believed it would not be aligned with shareholder’s interests to pay full bonuses for a double digit decline in net sales, although such net sales goal was deemed at the time to be a challenging goal requiring the cross-functional efforts of our executive officers. Additionally, given an increasing issue with liquidity, management recommended, and the Committee approved, cost reductions and liquidity metrics, replacing consolidated income before taxes, or unit income before taxes where applicable, and cash flow, to reward improvements in liquidity for the Company. As a result of the confluence of the foregoing events, in May 2020 the Committee replaced the initially approved performance measures with the following performance measures and goals:

•	Local currency sales accounted for 50% of the total annual award

•	Cost reductions accounted for 30% of the total annual award

•	Liquidity accounted for 20% of the total annual reward (5% target payout opportunity per quarter)

For NEOs who held globally focused positions, 2020 AIP performance measures were based entirely on Company-wide measures of local currency net sales, cost reductions and liquidity. For NEOs who were group presidents, 2020 AIP performance measures were based on the applicable group’s local currency sales, cost reductions and liquidity results. The quarterly liquidity measure included a unique incentive, to create a sense of urgency, whereby the business unit would be eligible for a quarterly payout based on achievement of corporate liquidity goals if that business unit achieved its quarterly unit target goal for sales and/or cost reductions. If a business unit achieved the quarterly sales goal but not the quarterly cost reduction goal or vice versa, the business unit would only be eligible for 50% of the liquidity quarterly payout. If a business unit did not achieve either quarterly goal, no liquidity payout would be earned in the applicable quarter.

The Committee believes that focusing management on the above financial metrics further positions the Company for long-term success and was an appropriate and thoughtful response to the unknown impact that COVID-19 would have on business operations and the rapidly changing business conditions reflecting the Company’s new Turnaround Plan.

In November, based upon improvements in operating results in the second and third quarters, management recommended, and the Committee approved, a revised slope of bonus funding to reward dramatically improved performance in an extremely challenging environment. Under the revised payout opportunity, 50% funding was achieved at 95% of target, 100% funding was achieved by meeting target and funding could be maximized at 200% by exceeding the financial targets by more than 10% for all metrics, with varying payouts if achievement is between two adjacent goals as discussed further below.

The following tables illustrate each of the final measures used for NEO AIP awards in 2020, indicating the 2020 threshold, target and maximum goals in absolute dollars, where applicable, and the actual 2020 achievement and the measure’s payout factor. For sales and cost reductions measures, the payout factor is calculated using straight-line interpolation of the actual result between two adjacent goals. As discussed above, for liquidity, a business unit would be eligible for payout based on achievement of corporate liquidity goals if that business unit achieved its quarterly unit target goal for sales and/or cost reductions. If a business unit achieved the quarterly sales goal but not the quarterly cost reduction goal or vice versa, the business unit would only be eligible for 50% of the liquidity performance payout. If a business unit did not achieve either quarterly goal, no liquidity payout would be earned.

Annual Measures

Area of Responsibility / Measure(1),(2)	2020 Threshold Goal ($M)	2020 Target Goal ($M)	2020 Maximum Goal ($M)	2020 Actual Result ($M)	2020 Payout Factor (% of Target)

Company

Local Currency Sales	$1,341.9	$1,412.5	$1,553.8	$1,745.2	200%

Cost Reductions	$73.2	$77.0	$84.7	$192.5	200%

(1)	The Company measures its AIP achievement at the same currency exchange rates at which the goals are set.

(2)	Mr. Hewett received a payout under the 2020 AIP based on local currency sales and cost reductions in the Asia Pacific Group, China, Australia & New Zealand, with the following metrics:

•	Local currency sales – $488.9M (threshold), $514.6M (target), $566.1M (maximum), $545.4M (actual), and a payout factor of 159.8% of target

•	Cost reductions – $18.5M (threshold), $19.5M (target), $21.4M (maximum), $59.7M (actual), and a payout factor of 200% of target

Quarterly Liquidity Measure

Company-Wide Liquidity Measure
	Q1 2020			Q2 2020			Q3 2020			Q4 2020
Area of Responsibility / Measure(1),(2)	Target Goal	Actual Result	Payout Factor	Target Goal	Actual Result	Payout Factor	Target Goal	Actual Result	Payout Factor	Target Goal	Actual Result	Payout Factor

Company

Consolidated Leverage Ratio(3)	5.75	5.36	200%	5.75	4.91	200%	5.25	3.72	200%	4.50	2.99	200%

Quarterly Sales Tripwire ($M)(4)	$375.9	$375.9	100%	$318.7	$392.4	100%	$365.2	$454.2	100%	$352.6	$449.5	100%

Quarterly Cost Reductions Tripwire ($M)	$3.0	$3.1	100%	$59.8	$68.1	100%	$58.2	$60.1	100%	$61.1	$61.1	100%

(1)	The Company measures its AIP achievement at the same currency exchange rates at which the goals are set.

(2)

Mr. Hewett also received a quarterly liquidity payout for Q1 & Q2 based on the Company’s consolidated leverage ratio goals and results as noted above, and a quarterly sales and a quarterly cost reductions tripwire in the Asia Pacific Group, China, Australia & New Zealand as follows:

•	Q1 sales tripwire – $120.4M (target), $120.4M (actual), and a payout factor of 100% of target

•	Q2 sales tripwire – $117.8M (target), $132.8M (actual), and a payout factor of 100% of target

•	Q1 cost reductions tripwire – $0.7M (target), $7.1M (actual), and a payout factor of 100% of target

•	Q2 cost reductions tripwire – $13.7M (target), $22.5 (actual), and a payout factor of 100% of target

(3)

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the last day of the then most recently completed Measurement Period to (b) Consolidated EBITDA for such Measurement Period.

(4)	For the purposes of calculating quarterly sales tripwire actuals, the Company did not apply the COVID-19 adjustment to sales, discussed further below, for any quarter but Q4.

2020 AIP Payouts

The following table illustrates the 2020 AIP payout for each of the Company’s NEOs. These amounts were calculated based on the achievement of the annual and quarterly goals discussed above. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2020 Summary Compensation Table below. Included in the amounts below are “true up” payments approved by the Committee in March 2021 for the first quarter through the third quarter based on the revised payout opportunity established in November 2020. In addition, in March 2021 and in accordance with the terms of the AIP modified in November 2020, the Committee approved a COVID-19 sales adjustment to the formulaic payout results to adjust for the impact of COVID-19 on the Company’s sales. This adjustment did not impact the AIP payouts for NEOs who were subject to the Company-wide measures, and increased the AIP payout for Mr. Hewett, who was subject to the Asia Pacific Group, China, Australia & New Zealand measures, by 20.4%. Because Mr. O’Leary served as Interim Chief Executive Officer of the Company for a portion of 2020, he recused himself from all deliberations of the Compensation Committee involving his executive compensation (including his 2020 AIP).

NEO	Bonus Eligible Base Salary(1)	Target Bonus		Actual Bonus
		(% of Salary)	$	$	(% of Target)(1)

Miguel Fernandez	$663,934	115%	$763,525	$1,527,049	200%

Christopher D. O’Leary	$401,639	115%	$461,885	$ 923,770	200%

Cassandra (Sandra) E. Harris	$627,541	77%(2)	$485,041	$ 970,082	200%

Richard (Rich) P. Goudis	$403,005	75%	$302,254	$ 604,508	200%

Karen M. Sheehan	$400,000	60%	$240,000	$ 480,000	200%

Patricio Cuesta	$329,836	60%	$197,902	$ 395,803	200%

William (Bill) J. Wright	$420,344	59%(3)	$246,582	$ 493,164	200%

Justin Hewett	$112,084	60%	$ 67,250	$ 120,989	180%

(1)

Calculated using prorated salaries and target AIP percentages for Messrs. Fernandez, O’Leary, Goudis, Cuesta, and Hewett. In the case of Messrs. Fernandez, Goudis, Cuesta and Wright, their target bonus opportunities were not reduced to reflect the salary reductions they agreed to in the second quarter of 2020, as discussed above. Mr. O’Leary’s payout was prorated to reflect the number of weeks as Interim CEO from November 12, 2019 to April 5, 2020, based on his employment agreement, and calculated based on results during the 2020 performance period. Upon his termination, Mr. Hewett’s payout was prorated to reflect the number of days he served as Group President for Asia Pacific, with performance calculated based on performance during the entire year, except for liquidity measures which were calculated based on performance through the second quarter. Mr. Hewett’s base salary is illustrated in U.S. dollars using the 2020 year-end exchange rates of 0.76 Singapore dollars per U.S. dollar.

(2)

Target bonus for Ms. Harris equal to 75% of year-end base salary for the period from January 1, 2020 through October 11, 2020 ($362,766 for the period from January 1, 2020 through October 11, 2020), and 85% of year-end base salary for the remainder of the 2020 year ($122,275 for the period from October 12, 2020 through December 31, 2020) to reflect the adjustment to her target opportunity at the time she assumed the additional role of COO.

(3)

Target bonus for Mr. Wright equal to 55% of year-end base salary for the period from January 1, 2020 through April 9, 2020 ($61,870 for the period from January 1, 2020 through April 8, 2020), and 60% of year-end base salary for the remainder of the 2020 year ($184,711 for the period from April 9, 2020 through December 31, 2020) to reflect the adjustment to his target opportunity with his expansion of responsibilities.

Long-Term Equity Incentive Programs

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of annual equity incentives with the objective of supporting development and execution of long-term operational and strategic plans. In addition, in certain circumstances, such as the critical retention or promotion of an employee to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

Stock-Based Incentive Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including each of the NEOs, to further align their interests with those of the Company’s shareholders. The Committee considers equity compensation to be an effective way to incent shareholder value creation over the long-term. In certain circumstances, such as the critical retention or promotion of an associate to an executive officer role, the Committee may also grant special “off-cycle” awards of equity, including to NEOs.

The target value of the February 2020 annual equity awards was determined by the Committee for each of the then-serving NEOs based on benchmark data and competitive practices, described above under “Peer Group & Compensation Benchmarking” and “Pay Positioning for Executive Officers,” individual performance during the fiscal year and their tenure and experience within each officer’s respective roles. The NEO’s annual stock award target value was then converted into awards of restricted stock units and performance share program (“PSP”) awards, weighted 40% and 60%, respectively. Due to the 2020 management transition, Messrs. Goudis and Cuesta did not participate in the Company’s 2020 PSP program, but instead received equity awards as described further below in connection with their commencements of service with the Company. In addition, Mr. O’Leary did not receive an equity award in 2020 pursuant to the terms of his Interim CEO employment agreement.

Performance Share Program

The Company’s executive officers and selected other management employees are eligible to participate in the Company’s PSP, a three-year stock-based performance program with annual overlapping award cycles. PSP awards represent performance share units, which result in the delivery of shares of Company common stock to participants on the achievement of key Company performance measures. Cumulative three-year goals are established, defining each measure’s achievement at a threshold, target and maximum performance level. Awards are expressed as a number of shares to be delivered for target level performance, based on achievement of these metrics. In addition, participants are eligible to receive dividends on performance share units if and when performance has ultimately been achieved and shares are earned. No shares, including related dividends, vest if achievement is less than threshold, while 150% of the target shares and the related dividends vest if achievement is equal to or above the maximum goal. It is currently the intent of the Company to not pay dividends on the shares of Company common stock. The actual number of shares that vest is calculated using straight-line interpolation of results between threshold, target and maximum goals.

2020-2022 PSP Grants

All then-serving executive officers, including each of the then-serving NEOs, were granted awards in February 2020 under the 2020-2022 PSP. For the 2020-2022 PSP, performance will be measured based on achievement against EPS and relative total shareholder return (rTSR) performance goals, pertaining to 75% and 25% of the target performance share units, respectively. The Committee chose EPS and rTSR because these goals, along with the goals used under the AIP, were viewed as striking an appropriate balance with respect to incentivizing top-line growth, profitability, liquidity and stockholder returns over both the short-term and long-term horizons. The threshold, target and maximum goals under the 2020-2022 PSP for EPS were established by the Committee during the first quarter of 2020. Because these targets were set in the first quarter of 2020, these targets were set prior to the time when the Company could have known the impact of the impending COVID-19 pandemic. The 2020-2022 EPS target goals were deemed reasonably achievable with strong management performance. rTSR for the 2020-2022 PSP will be measured as achievement versus a group of companies comprised of the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2020 Compensation Peer Group that remain in the peer group at the end of the performance period. For Company performance at the 35th percentile, threshold shares (50% of target share units) will be earned, at the 50th percentile 100% of target share units will be earned, and at the 75th percentile or greater, maximum shares (150% of target share units) will be earned.

2018-2020 PSP Grant Payout

Consistent with the 2020-2022 PSP design, performance under the 2018-2020 PSP was measured by achievement against EPS and rTSR performance goals, pertaining to 75% and 25% of the target units, respectively. The threshold, target and maximum goals under the 2018-2020 PSP for EPS were established by the Committee during the first quarter of 2018, based on the Company’s AIP target net income goal plus amounts 9% higher in 2019 and 6% higher in 2020, after adjusting for expected share repurchases. In determining the EPS goals, the Committee assumed a number of diluted shares, which included assumptions for share repurchases during the performance period. To the extent actual diluted shares during the performance period vary from the number of diluted shares used in setting the EPS goals, the 2018-2020 PSP design limits the impact of the share variation to +/- 10 percentage points on the achievement percentage under the program. rTSR was measured as described above for the 2020-2022 PSP design, based on achievement versus the S&P 400 MidCap Consumer Discretionary company index plus the companies identified as the 2018 Compensation Peer Group, using the companies in the group both at the beginning and at the end of the performance period.

The following table illustrates the 2018-2020 PSP program’s EPS threshold, target and maximum goals, and the actual Company results as certified by the Committee at its meeting in March 2021.

Performance Share Plan Years	3-Year Aggregate Earnings Per Share				% of EPS
	Threshold	Target	Max	Result	Shares Earned

2018-2020	$14.95	$16.61	$18.27	$9.22	0%

In addition to achievement under the EPS goals, the Committee determined that the Company had performed at the 9th percentile of the described peer group, which resulted in none of the performance share units associated with the rTSR performance goal being earned by participating NEOs.

Overall achievement in the 2018-2020 PSP resulted in none of the 2018-2020 PSP shares vesting. The following table details the target and the earned shares under the 2018-2020 PSP for each of the participating NEOs:

NEO(1)	Target PSP Units Awarded	Actual PSP Shares Earned

Karen M. Sheehan	5,168	0

William (Bill) J. Wright	3,101	0

(1)

Messrs. Fernandez, Goudis, Cuesta and Ms. Harris joined the Company after the 2018-2020 PSP grant date and, therefore, did not receive a PSP grant in 2018. Mr. Hewett was appointed as an executive officer after the 2018-2020 PSP grant date and, therefore, did not receive a PSP grant in 2018.

New Hire and Retention Restricted Stock Units

Restricted stock unit awards represent a right to receive shares of common stock at the end of a specified vesting period based on continued service. The Committee believes that the use of restricted stock units is a valuable tool to attract and retain critical talent. In connection with his commencement of employment in April 2020, the Committee approved the grant of restricted stock units to Mr. Cuesta. The restricted stock unit award had a grant date fair value of $400,002, which will cliff vest on the third anniversary of the grant date subject to his continued service. The Committee determined the size of this new hire award after considering market data and the input of the Committee’s independent compensation consultant. In addition, in May 2020, the Committee approved special, one-time retention performance stock unit awards for Mses. Harris and Sheehan with an aggregate grant date fair value of $500,000 and $180,001, respectively, which will vest on the third anniversary of the grant date, conditioned upon the Company common stock achieving a market price above $3 per share for thirty consecutive trading days during the vesting period and the executive’s continued service. At the time of grant, the closing market price of a share of Company common stock was $2.73. The market price vesting trigger was achieved during 2020 and these awards remain subject to the service-based vesting requirements. In June 2020, the Committee also approved a special, one-time retention restricted stock unit award for Mr. Wright with an aggregate grant date fair value of $190,001, which will vest on the third anniversary of the grant date. These 2020 retention awards were made in recognition of the critical role these executive officers serve at the Company and as an additional retentive device.

Management Transition Compensation Arrangements

As noted above, during 2020, the Company experienced several changes in key management positions. Compensation decisions made in connection with such management transitions were determined based on market data, input from the Committee’s independent compensation consultant, compensation received at prior employers or predecessors within the Company in the case of new hires and the negotiations of the parties.

CEO Transition

In connection with his appointment to the position of Interim CEO on November 12, 2019, Mr. O’Leary entered into an Interim CEO Agreement, pursuant to which he received the following compensation in 2020, pro-rata for the time he served as interim CEO: (i) annual base salary of $1,000,000; (ii) an annual target bonus opportunity of $1,150,000; and (iii) a “sign-on” restricted stock unit award with a grant date value of $1,000,008 that vested on the one year anniversary of the grant date. For 2020, Mr. O’Leary earned a quarterly liquidity payment for the first and second quarters of 2020, and a pro-rated annual target bonus for the number of weeks of his service period from his November 2019 start date to his resignation as CEO effective as of April 5, 2020. On May 20, 2020, Mr. O’Leary was appointed as Chairman of the Compensation Committee, and as part of that appointment, Mr. O’Leary agreed to recuse himself from any deliberations or approvals related to the 2020 AIP, in recognition of his participation in the plan. Mr. O’Leary is also a member of the Board but received no compensation for his Board service during his time as Interim CEO.

CFO & COO Transition

In connection with the appointment of Ms. Harris to the position of CFO & COO, the Committee approved a base salary of $650,000 and an annual cash incentive program target under the 2020 AIP of 85% of her base salary, effective upon the effective date of her promotion.

New CEO and Executive Vice Chairman Arrangements

In connection with his appointment to the position of President and Chief Executive Officer, Mr. Fernandez and the Company entered into a letter agreement, dated March 11, 2020, the material terms of which are summarized below.

Base Salary	$900,000

Annual Bonus Target	115% of year-end salary

Sign on Bonus	$500,000, payable as promptly as practicable following April 6, 2021, subject to continued employment with the Company through April 6, 2021.

Equity Awards

Inducement Performance Share Units	PSUs covering 200,000 shares of Company common stock, vesting upon the later of April 6, 2023 and the thirtieth consecutive trading day, occurring on or prior to April 6, 2025, on which the closing price of Company common stock exceeds $4.00, subject to continued service through the applicable vesting date. At the time of grant, the closing price of a share of Company common stock was $1.41. The market price vesting trigger was achieved during 2020 and this award remains subject to the service-based vesting requirements.

Inducement 2020 Long-Term Incentive Awards	2020 Long-Term Incentive Awards having a grant date value of $1,500,000, 60% of which will be in the form of PSUs that cliff vest on April 6, 2023, subject to continued employment through the vesting date and satisfaction of the applicable performance goal(s), and 40% of which will be in the form of RSUs that will vest in equal installments on April 6, 2021, 2022 and 2023, subject to continued employment through the applicable vesting date.

Employee Benefits	Participation in employee benefit plans and programs that are made available to similarly situated executives of the Company, including relocation benefits under applicable Company policies and, during the period prior to Mr. Fernandez’s receipt of his U.S. work permit, an annual allowance of $20,000 for Mr. Fernandez to visit his family in the United Kingdom.

In connection with his appointment to the position of Executive Vice Chairman, Mr. Goudis and the Company entered into a letter agreement, dated March 11, 2020, the material terms of which are summarized below.

Base Salary	$500,000

Annual Bonus Target	75% of year-end salary

Equity Awards
Inducement Performance Share Units

PSUs covering 800,000 shares of Company common stock, divided among six performance based “Tranches” that will vest upon the later of March 12, 2023 and the thirtieth consecutive trading day, occurring on or prior to March 12, 2025, on which the closing price of Company common stock exceeds the “Applicable Stock Price Hurdle” set forth in the table below, subject to continued service with the Company (including service as a member of the Board) through the applicable vesting date. At the time of grant, the closing price of a share of Company common stock was $2.27. The market price vesting trigger was achieved during 2020 and this award remains subject to the service-based vesting requirements.

	PSU Award Tranche	Applicable Stock Price Hurdle

	400,000	$4.00

	80,000	$5.00 (25% increase over $4.00)

	80,000	$6.25 (25% increase over $5.00)

	80,000	$7.81 (25% increase over $6.25)

	80,000	$9.77 (25% increase over $7.81)

	80,000	$12.21 (25% increase over $9.77)

Inducement Option

An option to purchase 1,000,000 shares of Company common stock, with a per share exercise price equal to 115% of the closing price of Company common stock on March 12, 2020 and a ten-year term, that will vest March 12, 2023, subject to continued service (including service as a member of the Board) through the vesting date.

Employee Benefits	Participation in employee benefit plans and programs that are made available to similarly situated executives of the Company, including relocation benefits under applicable Company policies.

Each of Messrs. Fernandez and Goudis have entered into a Change of Control Employment Agreement with the Company providing for the following compensation and benefits upon a termination without cause or for good reason during the twenty-four months following a change of control of the Company:

•	cash severance equal to two and one half times the sum of his (1) annual base salary and (2) target annual bonus;

•	a pro-rated annual bonus at target for the portion of the year in which the employment termination occurs;

•	health and welfare benefits coverage during the thirty months following employment termination; and

•	a one-time payment for outplacement services of up to $50,000.

The Change of Control Employment Agreement for each of Messrs. Fernandez and Goudis prohibits the executive from competing against the Company or soliciting its employees during the one-year period following termination of employment.

Please see the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement, beginning on page 51, for further information regarding separation benefits payable in connection with the 2020 management transition.

Transition of Group President, Asia Pacific

On April 9, 2020, Justin Hewett, formerly the Company’s Group President, Asia Pacific, and the Company entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”) pursuant to which Mr. Hewett became entitled to receive separation payments and benefits, including four weeks of pay in lieu of serving a four week notice period, a payment equal to forty-eight weeks of pay, continued eligibility to earn a pro-rated bonus under the 2020 AIP, payment equal to eleven months of car allowance, outplacement services, reimbursement for up to $5,500 of financial planning services for the tax year 2020, repatriation back to Mr. Hewett’s home country of choice, payment of medical insurance premiums for twelve months, and tax preparation support for 2020. In addition, certain of Mr. Hewett’s option awards vested and remained exercisable in accordance with their terms. In connection with entering into the Separation Agreement, Mr. Hewett agreed to a release of claims in favor of the Company and certain of its affiliates, and agreed to provisions concerning non-competition, confidentiality and covenants not to solicit or disparage, and to cooperate with the Company. The terms of the Separation Agreement were determined based on the Company’s historical practices, local market practices and, with respect to repatriation and foreign assignment benefits, consistent with the Company’s mobility policies.

Other Elements of Total Compensation

The Company provides each NEO with retirement benefits, health and welfare benefits, limited perquisites and expatriate and relocation benefits, which collectively form an integral part of an NEO’s market competitive total compensation package.

Retirement and Savings Plans

Retirement plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Pursuant to the Company’s Executive Deferred Compensation Plan, certain executives, including NEOs based in the United States, may defer compensation. The Executive Deferred Compensation Plan was frozen with respect to future deferrals, effective January 1, 2021. Mr. Hewett also participated in the Global Benefits Plan, described on page 50 below, that provides retirement benefits for designated employees who cannot fully participate in other benefit plans due to the nature of their career assignments or job status.

These plans are discussed in detail in the “Pension Benefits” and “2020 Non-Qualified Deferred Compensation” sections below.

Health and Welfare Plans

The Company offers group health and welfare benefits to the NEOs, which are generally provided to a broad base of employees. Health and welfare benefits include group medical, dental, and disability and basic life insurance. For executive officers elected prior to January 1, 2011, the Company maintains an executive life insurance program that provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers elected after that date are not eligible for this benefit. Mr. Wright is the only NEO eligible for this life insurance benefit.

Perquisites

The Company provides executive officers with a limited number of perquisites that the Committee believes are consistent with competitive market practice. For 2020, perquisites provided included a biennial executive physical; matching contributions on certain charitable gifts; and financial and tax planning. A key reduction in perquisites in 2020 included the removal of car allowances for all executive officers, with Ms. Sheehan, the last executive officer receiving this benefit, ceasing participation in 2021.

Expatriate, Assignment & Relocation Benefits

During 2020, Mr. Fernandez received relocation assistance for his relocation to the United States. Upon his separation from the Company, Mr. Hewett received relocation assistance for his return to South Africa from Singapore. These benefits are consistent with the Company’s mobility policies. Benefits available in conjunction with various types of employee assignments can include goods and services allowances, housing, income taxes, relocation benefits, home leave, language training, immigration fees, and other items that may be considered on a case-by-case basis. These benefits are included in the “All Other Compensation” amount in the 2020 Summary Compensation Table, on page 41 below.

Executive Severance Pay Plan

On November 11, 2020, the Company adopted the Tupperware Brands Corporation Executive Severance Pay Plan (the “Executive Severance Plan”), effective November 16, 2020. The Executive Severance Plan is applicable to all officers, as defined under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Exchange Act rules, all executive vice presidents, and all senior vice presidents (the “Eligible Officers”). The Executive Severance Plan reflects the Committee’s desired changes in severance pay practices for executive officers and other executives, including by:

•	Synthesizing severance pay practices (instead of an ad hoc approach to severance on a case-by-case basis); and

•

Harmonizing the Company’s severance pay practices with market practice by (1) limiting cash severance to 2x base salary for the CEO (versus both the CEO and the Executive Vice Chairman under the Company’s prior practices) and (2) limiting cash to 1x base salary for all executives other than the CEO (versus 1x-2x base salary for all other executives, determined on a case-by-case basis, under the Company’s prior practices).

The following are the key terms of the Executive Severance Plan:

•	Eligibility: In order to be eligible to receive severance payments pursuant to the Executive Severance Plan, the Eligible Officer must have been terminated without cause.

•	Level of Cash Severance: For the Chief Executive Officer, 2x base salary, and for all other Eligible Officers, 1x base salary, paid in the form of salary continuance (and not in a lump sum).

•

Pro-Rated Bonus: Eligible to receive a pro-rated annual bonus for any completed or partial bonus plan year worked up to date of termination, based on the actual achievement of performance metrics, with the bonus to be paid at the normal payment date or dates.

•

Waiver and Release: Amounts payable under the Executive Severance Plan are subject to the Eligible Officer’s execution and non-revocation of a release of claims in favor of the Company and its affiliates.

Change-in-Control Agreements

The Company has entered into change-in-control agreements with certain of its officers, including the NEOs, which serves to attract and retain executives by providing a competitively designed element of executive compensation. In the event of a change-in-control, these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy. Change-in-control agreements have been entered into due to the Committee’s desire to provide, in the event of a threatened change-in-control, adequate retention devices to assure that senior management remains focused on business operations through the conclusion of a change-in-control transaction.

In 2020, the Company adopted a new form of change-in-control agreement effective for all executive officers, other than the CEO and EVC, as of May 20, 2020, which, among other administrative changes, modified the health and welfare continuation from 36-months to 24-months, and eliminated the 12-months of executive perquisite continuation for those executive officers who were previously grandfathered. These changes were made after considering market practices and the input from the Committee’s independent compensation consultant. These change-in-control agreements do not provide for any tax gross-ups and, accordingly, none of our NEOs are entitled to tax gross-up payments.

See “Change-in-Control Payments” on page 51 below, for additional discussion on change-in-control agreements.

Other Compensation Practices

Stock Ownership and Holding Requirements

The Committee requires all NEOs to acquire and hold an amount of Company stock with a value equal to a specified multiple of the NEO’s annual salary. The required ownership multiple for the CEO is six times annual salary, and the multiple for the other NEOs is two or three times annual salary. If an NEO does not hold shares with a value at least equal to their required multiple of salary, at least 50% of the after-tax value of future received shares, net of the amount of any strike price, is required to be held until the requisite ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for officers to reach their holding requirement when newly hired, newly promoted, or when fluctuations in the stock price or salary cause the value of their holdings to go below the required level, not due to an action he or she has taken. Provided an officer is complying with such holding requirement, he or she will not be considered to be out of compliance even if not at their full ownership level.

Shares held for the purpose of measuring ownership include those that would be awarded under existing performance share programs if forecast performance is achieved, as well as shares associated with unvested RSUs. As of December 26, 2020, all continuing NEOs were in compliance with the Company’s stock ownership requirements.

The following table illustrates the equity program shares used to measure stock ownership requirements:

Private Ownership	Unvested Restricted Stock Units	Performance Share Programs (at forecast)	Stock Options

Yes	Yes	Yes	No

Anti-Hedging and Pledging Policies

The Company’s stock trading policy prohibits executive officers from entering into hedging transactions that are intended to offset, in whole or in part, the economic risks associated with the ownership of Company stock. Types of hedging transactions prohibited under the Company’s stock trading policy, include, but are not limited to, selling short in Company securities and trading in exchange traded derivative instruments, such as puts, calls, spreads, straddles, etc. related to the Company’s securities. The Company’s stock trading policy also prohibits executive officers from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the Chief Legal Officer.

Recapture of Awards and Payments

The Company has a “clawback” policy that permits the Company to recover previous cash payments, deferrals of cash payments, or deliveries of common stock of the Company that were made pursuant to any incentive compensation award, including any discretionary award, in the event it is determined that the Company’s previously reported financial results have been misstated due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. Whether the misstatement is significant enough to trigger a recovery is in the sole discretion of the Committee, using good faith. The Company may recover all or any portion of any award made to any participant with respect to a fiscal year of the Company when employee actions resulted in misstated financial information that formed the basis for the award. The maximum amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the employee actions, or any lesser amount that the Committee may determine; provided, however, that in the case of a discretionary award, the Committee may make such determination as to the amount of any repayment it deems to have been based upon financial results that would have been adjusted to correct such employee actions, up to the total amount of the discretionary award. All “clawback” recoveries shall be in accordance with New York Stock Exchange listing requirements as may be promulgated from time to time. In 2020, no such triggering event or recovery occurred with respect to any of the NEOs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. O’Leary (Chairperson), Mses. Cameron, Crofton and Hynes and Mr. Cloninger were members of the Committee during 2020. Except for Mr. O’Leary’s service as Interim Chief Executive Officer through April 5, 2020, none of the members of the Committee is or has been an executive officer of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of SEC Regulation S-K. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of the Company or member of the Compensation Committee during 2020.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2020 fiscal year-end and this 2021 proxy statement.

Compensation and Human Capital Committee

Chris O’Leary, Chairperson

Susan M. Cameron

Kriss Cloninger III

Meg Crofton

Aedhmar Hynes

2020 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s Named Executive Officers (NEOs) for the years ended December 26, 2020 and, to the extent required by SEC disclosure rules, December 28, 2019. None of our current NEOs were NEOs of the Company during the year ended December 29, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(7)

Miguel Fernandez President & CEO(8), (9), (10)	2020	677,492	0	2,124,002	0	1,527,049	0	301,058	4,629,601

Christopher D. O’Leary Former Interim CEO(8)	2020	294,384	0	0	0	923,770	0	41,575	1,259,729
	2019	111,594	0	1,000,008	0	0	0	5,915	1,117,517

Cassandra (Sandra) E. Harris CFO & COO(8)	2020	576,476	0	1,280,013	0	970,082	0	169,521	2,996,092
	2019	381,309	100,000	600,008	0	0	0	161,226	1,242,543

Richard (Rich) P. Goudis Executive Vice Chairman(8), (10)	2020	397,845	0	1,118,400	1,100,000	604,508	0	18,187	3,238,940

Karen M. Sheehan EVP, CLO & Secretary	2020	424,071	0	830,013	0	480,000	0	53,208	1,787,292
	2019	400,557	0	370,013	0	0	0	52,198	822,768

Patricio Cuesta President, Commercial(8), (10)	2020	303,195	0	400,002	0	395,803	0	125,931	1,224,931

William (Bill) J. Wright(10) EVP, Product Innovation	2020	431,062	0	580,013	0	493,164	33,185	53,228	1,590,652

Justin Hewett Former Group President, Asia Pacific(8), (11)	2020	165,955	0	520,018	0	120,989	0	553,969	1,360,931
	2019	467,049	0	200,029	0	0	0	157,566	824,644

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Code, and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The awards included in this column for 2020 include: (a) PSP shares subject to performance conditions, which are reported based on probable achievement of the underlying performance conditions at the time of grant, (b) performance stock units granted to Mr. Fernandez in April 2020 as part of a one-time Inducement award with a grant date fair value of $174,000, which will cliff vest on the third anniversary of the grant date, conditioned upon the Company common stock achieving a market price above $4.00 per share for thirty consecutive trading days during the vesting period and the executive’s continued service, (c) performance stock units granted to Mses. Harris and Sheehan in May 2020 as part of a one-time retention award with a grant date fair value of $500,000 and $180,001, respectively, which will vest on the third anniversary of the grant date, conditioned upon the Company common stock achieving a market price above $3 per share for thirty consecutive trading days during the vesting period and the executive’s continued service, (d) performance stock units granted to Mr. Goudis in March 2020 as part of a one-time Inducement award with a grant date fair value of $1,118,400, which will cliff vest on the third anniversary of the grant date, conditioned upon the Company common stock achieving specified stock price hurdles described under “Management Transition Compensation Arrangements” of the CD&A, (e) restricted stock units granted to Mr. Cuesta upon his appointment to President, Commercial, which had a grant date fair value of $400,002, and (f) restricted stock units granted to Mr. Wright as part of a one-time retention award with a grant date fair value of $190,001. Mr. O’Leary did not receive equity awards in 2020 during his service as Interim CEO. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2020, the grant date fair value for each NEO’s PSP award would be as follows: Mr. Fernandez: $1,350,001; Ms. Harris: $540,012; Ms. Sheehan: $450,008; Mr. Wright: $270,012; and Mr. Hewett: $360,016. Messrs. Goudis and Cuesta were hired after the 2020-2022 PSP award grant date and, accordingly, did not receive grants under the 2020-2022 PSP. Under FASB ASC Topic 718, the stock price vesting condition for the performance stock units granted to Mr. Fernandez, Ms. Harris, Mr. Goudis and Ms. Sheehan is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the stock price performance stock units that could be calculated and disclosed based on achievement of the underlying market condition. The assumptions used in the valuations may be found in Note 2 of the Company’s 2020 Annual Report on Form 10-K.

(3)

Mr. Goudis received an option to purchase 1,000,000 shares of Company common stock, with a per share exercise price equal to 115% of the closing stock price of Company common stock on March 12, 2020 and a 10-year term, that will vest March 12, 2023 subject to continued service (including service as a member of the Board) through the vesting date, with the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumption used in the Black-Scholes valuation and the resulting values per share may be found in Note 2 of the Company’s 2020 Annual Report on Form 10-K.

(4)

For 2020, the amounts reported in the column represent actual payouts under the Company’s AIP relating to 2020 performance. With the exception of Messrs. O’Leary and Hewett, quarterly liquidity payouts were made in August 2020 for quarters one and two and November 2020 for quarter three. Quarter four liquidity payouts, true-up payments for quarters one through three to reflect the revised 2020 payout opportunity, as discussed in the “Annual Incentive Program” section of the CD&A, and annual sales and cost reductions measure payouts were made in March 2021. Mr. O’Leary’s quarter one payout was made in August 2020, and quarter two, true-up, and annual sales and cost reductions measure payouts were made in March 2021. Mr. Hewett’s quarters one and two liquidity, true-up, and annual sales and cost reductions measure payouts were made in March 2021.

(5)

Amounts represent the actuarial change in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Messrs. Fernandez, O’Leary, Goudis and Cuesta and Mses. Harris and Sheehan were hired after the plan freeze date and therefore are not eligible to participate in the Company’s pension plans. Mr. Hewett was not a participant in the U.S. plans; instead, he was a participant in the Global Benefits Plan. The following table includes the change in the actuarial present value of the Mr. Wright’s benefits, by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan

William (Bill) J. Wright	$32,904	$281

(6)

For 2020, the “All Other Compensation” column includes amounts related to executive perquisites provided by the Company, which may include executive physical, company car (which was discontinued in 2020), financial and tax services, life insurance premiums and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. In addition, for Mr. Hewett, this column also includes severance payments, COBRA premiums received, and costs associated with his repatriation to South Africa. Please see the “Management Transition Compensation Arrangements” section of the CD&A for further information regarding the compensation paid to Mr. Hewett in connection with his departure. The following table details each of the applicable amounts included in the 2020 Summary Compensation Table under the heading “All Other Compensation”.

Messrs. Fernandez, O’Leary and Cuesta received relocation benefits in connection with their relocation to Orlando, Florida in accordance with the Company’s mobility policy. Ms. Harris received relocation benefits in order to relocate back to North Carolina in accordance with the Company’s mobility policy. Following his separation form the Company, Mr. Hewett received relocation benefits in connection with his repatriation to South Africa. Mr. Fernandez received relocation benefits in 2020 of $93,709 for home closing costs, household goods shipment, and temporary living benefits, $25,121 for transportation and airfare, $97,125 related to immigration and taxation services, and $63,255 for related tax reimbursements. Mr. O’Leary received $23,676 for temporary living benefits, $5,177 for transportation related costs, and $12,722 for tax related reimbursements. Ms. Harris received $66,026 for home closing costs and household goods shipments and $27,204 for related tax reimbursements. Mr. Cuesta received $67,245 for home closing costs, household goods shipment, and temporary living benefits, $5,386 for transportation related costs, and $28,827 for tax related reimbursements. Mr. Hewett received $24,875 as reimbursement for dependent education expenses, $31,164 for household goods shipment, $26,170 in transportation related costs, and $3,918 in tax related services. These benefits were valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, the NEO. The relocation benefits paid to Messrs. Fernandez and Cuesta and Ms. Harris are subject to 100% repayment if the executive officer separates from the Company within one-year and 50% repayment if the executive officer separates from the Company within two years.

Item	Miguel Fernandez	Christopher D. O’Leary	Cassandra (Sandra) E. Harris	Richard (Rich) P. Goudis	Karen M. Sheehan	Patricio Cuesta	William (Bill) J. Wright	Justin Hewett*

Car Allowance / Transportation Allowance	$—	$—	$11,000	$—	$13,200	$—	$4,400	$6,053

Financial / Tax Services	7,500	—	7,500	2,654	760	1,580	615	—

Overseas Assignment/Repatriation Benefits	—	—	—	—	—	—	—	86,127

Relocation Benefits	215,955	28,853	66,026	—	—	86,253	—	—

DC Portion of the TW Retirement Savings Plan Company Contribution	8,012	—	24,273	3,193	24,273	6,813	24,273	—

DC Portion of the TW Supplemental Plan Company Contributions	17,934	—	29,259	12,340	14,975	2,458	23,380	—

DC Contribution to the Global Benefits Plan	—	—	—	—	—	—	—	—

Executive Physical	4,259	—	4,259	—	—	—	—	—

Life Insurance Premiums	—	—	—	—	—	—	560	—

Severance Benefits	—	—	—	—	—	—	—	461,789

Tax Reimbursements	47,398	12,722	27,204	—	—	28,827	—	—

All Other Compensation	$301,058	$41,575	$169,521	$18,187	$53,208	$125,931	$53,228	$553,969

*	Mr. Hewett’s Overseas Assignment Benefits paid locally converted to U.S. dollars from Singapore dollars using the 2020 year-end exchange rates of 0.76 Singapore dollars per U.S. dollar.

(7)

Excluded from this table is Mr. O’Leary’s compensation for his service as a non-employee director following his service as Interim Chief Executive Officer. Please see the “2020 Director Compensation Table” for the compensation Mr. O’Leary received in such capacity.

(8)

Mr. Fernandez was appointed to the position of President & Chief Executive Officer on April 6, 2020 and, as of such date, Mr. O’Leary resumed his service as a non-employee director. Ms. Harris was appointed to the position of CFO & COO on October 12, 2020. Mr. Goudis was appointed to the position of Executive Vice Chairman on March 12, 2020. Mr. Cuesta was appointed to the position of President, Commercial on April 9, 2020. Mr. Hewett separated from employment with the Company on April 2, 2020.

(9)

Prior to his relocation to the United States in July 2020, Mr. Fernandez’s base salary was paid in Great British Pounds and has been converted to U.S. dollars using the 2020 year-end exchange rate of 1.37 Great British Pounds per U.S. dollar.

(10)	In light of the COVID-19 pandemic, Messrs. Fernandez, Goudis, Cuesta and Wright accepted a salary reduction of 20% for the second quarter of 2020.

(11)

Mr. Hewett’s base salary and compensation information is illustrated in U.S. dollars using the 2020 year-end exchange rates of 0.76 Singapore dollars per U.S. dollar. Mr. Hewett’s 2019 base salary and compensation information for 2019 is illustrated in U.S. dollars using the year-end exchange rate of 0.74 per USD.

2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2020.

Name and award program	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold	Target	Maximum	Threshold #	Target #	Maximum #

Miguel Fernandez

Annual Incentive Program	n/a	n/a	381,762	763,525	1,527,049

rTSR-Based PSP Award	4/6/2020	3/4/2020				132,353	264,706	397,059				337,500

EPS-Based PSP Award	4/6/2020	3/4/2020				239,362	478,724	718,086				1,012,501

Inducement Performance Share Units	4/6/2020	3/4/2020				n/a	200,000	n/a				174,000

Restricted Stock Units	4/6/2020	3/4/2020							425,532			600,000

Chris O’Leary

Annual Incentive Program	n/a	n/a	230,943	461,885	923,770

Cassandra (Sandra) E. Harris

Annual Incentive Program	n/a	n/a	242,520	485,041	970,082

Mission Critical Bonus Program	n/a	n/a	n/a	94,000	n/a

rTSR-Based PSP Award	2/18/2020	2/18/2020				8,638	17,275	25,913				135,007

EPS-Based PSP Award	2/18/2020	2/18/2020				22,882	45,763	68,645				405,006

Restricted Stock Units	2/18/2020	2/18/2020							40,678			240,000

Performance Share Units	5/19/2020	5/19/2020				n/a	201,613	n/a				500,000

Richard (Rich) P. Goudis

Annual Incentive Program	n/a	n/a	151,127	302,254	604,508

Inducement Performance Share Units	3/12/2020	3/4/2020				400,000	800,000					1,118,400

Premium-Priced Stock Options(5)	3/12/2020	3/4/2020								1,000,000	2.61	1,100,000

Karen M. Sheehan

Annual Incentive Program	n/a	n/a	120,000	240,000	480,000

Mission Critical Bonus Program	n/a	n/a	n/a	60,000	n/a

rTSR-Based PSP Awards	2/18/2020	2/18/2020				7,198	14,396	21,594				112,505

EPS-Based PSP Award	2/18/2020	2/18/2020				19,068	38,136	57,204				337,504

Restricted Stock Units	2/18/2020	2/18/2020							33,899			200,004

Performance Share Units	5/19/2020	5/19/2020				n/a	72,581	n/a				180,001

Name and award program	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold	Target	Maximum	Threshold #	Target #	Maximum #

Patricio Cuesta

Annual Incentive Program	n/a	n/a	98,951	197,902	395,803

Restricted Stock Units	4/29/2020	4/8/2020							138,409			400,002

William (Bill) J. Wright

Annual Incentive Program	n/a	n/a	123,291	246,582	493,164

Mission Critical Bonus Program	n/a	n/a	n/a	54,000	n/a

rTSR-Based PSP Award	2/18/2020	2/18/2020				4,319	8,638	12,957				67,506

EPS-Based PSP Award	2/18/2020	2/18/2020				11,441	22,882	34,323				202,506

Restricted Stock Units	2/18/2020	2/18/2020							20,339			120,000

Restricted Stock Units	6/5/2020	6/5/2020							29,276			190,001

Justin Hewett

Annual Incentive Program	n/a	n/a	33,625	67,250	134,501

Mission Critical Bonus Program	n/a	n/a	n/a	66,582	n/a

rTSR-Based PSP Award	2/18/2020	2/18/2020				5,759	11,517	17,276				90,008

EPS-Based PSP Award	2/18/2020	2/18/2020				15,255	30,509	45,764				270,008

Restricted Stock Units	2/18/2020	2/18/2020							27,119			160,002

(1)

For the rows associated with the Annual Incentive Program, represents the range of possible future payouts under the AIP. For Mr. Hewett, the amount has been converted to U.S. dollars at an exchange rate of 0.76 Singapore dollars per U.S. dollar. Mr. Hewett was eligible to receive a pro-rated bonus payment under the 2020 Annual Incentive Plan, based on time worked during the year pursuant to the terms of his separation agreement. Mr. O’Leary’s payout was prorated to reflect the number of weeks he served as Interim CEO from November 12, 2019 to April 5, 2020, based on his employment agreement and calculated based on results during the 2020 performance period. The AIP opportunities for Messrs. Fernandez, Goudis, and Cuesta were pro-rated to reflect their 2020 start dates with the Company. The AIP opportunities for Ms. Harris and Mr. Wright were pro-rated to reflect their changes in AIP target opportunities during the year. Please see the “Annual Incentive Program” section of the CD&A for further information regarding the 2020 AIP. For the rows associated with the Mission Critical Bonus Program, this represented an additional cash incentive program designed to reward successful implementation of strategic goals, including revenue growth, cost reductions, and improved profitability in excess of the AIP goals. The program was cancelled in May, when goals were incorporated into the revised AIP metrics and the NEOs ceased to be entitled to these amounts.

(2)

Represents the number of performance share units awarded under the 2020-2022 Performance Share Program, which may vest subject to either relative total shareholder return (rTSR) or earnings per share (EPS) goals over the 2020-2022 performance period, as described under the heading “Performance Share Program” above. Each NEO’s other than Mr. Fernandez’s Performance Share Program award was granted under 2019 Incentive Plan, while Mr. Fernandez’s Performance Share Program award was granted under the 2020 Inducement Plan. Mr. Fernandez’s April 6, 2020 Inducement award vests on the third anniversary of the grant date, contingent on the closing price of Company common stock exceeding $4.00 per share for 30 consecutive trading days and subject to continued employment through the vesting date. Mses. Harris and Sheehan’s May 19, 2020 awards, each under the 2019 Incentive Plan, vest on the third anniversary of the grant date, conditioned upon the Company common stock achieving a market price above $3.00 per share for thirty consecutive trading days during the vesting period and subject to continued service through the vesting date. Mr. Goudis’ March 12, 2020 Inducement award, divided into the following performance based tranches, will vest on March 12, 2023 and the thirtieth consecutive trading day on which the closing price of Company common stock exceed the “Applicable Stock Price Hurdle” set forth in the table below, subject to continued service with the Company (including service as a member of the Board) through the applicable vesting date:

PSU Award Tranche	Applicable Stock Price Hurdle
400,000	$4.00
80,000	$5.00 (25% increase over $4.00)
80,000	$6.25 (25% increase over $5.00)
80,000	$7.81 (25% increase over $6.25)
80,000	$9.77 (25% increase over $7.81)
80,000	$12.21 (25% increase over $9.77)

(3)

Represents restricted stock units awarded under the either the 2019 Incentive Plan or the 2020 Inducement Awards Plan. Mr. Fernandez’s April 6, 2020 award, granted under the 2020 Inducement Plan, will vest in equal installments of the first, second and third anniversaries of the grant date. Mr. Cuesta’s April 29, 2020 award, granted under the 2020 Inducement Plan, will vest on the third anniversary of the grant date. Mr. Wright’s June 5, 2020 award, granted under the 2019 Incentive Plan, vests on the third anniversary of the grant date.

(4)

Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on the probable achievement level of the underlying performance conditions.

(5)

Represents a stock option awarded under the 2020 Inducement Awards Plan. This option will vest on March 12, 2023, subject to continued service (including service as a member of the Board) through the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2020

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 26, 2020, with stock awards valued based on the closing Company stock price on the last trading day of the fiscal year of $35.37 per share.

	Option Awards						Stock Awards(1)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Miguel Fernandez							200,000	(2)	7,074,000

										397,059	(3)	14,043,977

							425,532	(4)	15,051,067

										718,086	(3)	25,398,702

Cassandra (Sandra) E. Harris							17,442	(5)	616,924

										25,913	(3)	916,543

										68,645	(3)	2,427,974

							40,678	(6)	1,438,781

							201,613	(7)	7,131,052

Richard (Rich) P. Goudis	0		1,000,000	(8)	2.61	03/11/2030

							800,000	(9)	28,296,000

Karen M. Sheehan	2,377		0		66.56	11/30/2024

	4,911		0		55.55	11/12/2025

	12,653		0		58.90	11/17/2026

	21,470		0		58.21	11/01/2027

	14,221		7,111	(10)	37.16	10/31/2028

							1,122	(11)	39,685

										3,034	(12)	107,313

										1,153	(12)	40,782

										21,594	(3)	763,780

										57,204	(3)	2,023,305

							33,899	(6)	1,199,008

							72,581	(7)	2,567,190

Patricio Cuesta							138,409	(13)	4,895,526

William (Bill) J. Wright	6,150		0		54.92	11/15/2021

	6,350		0		61.03	11/07/2022

	3,150		0		86.32	11/06/2023

	4,754		0		63.98	11/05/2024

	10,337		0		55.55	11/12/2025

	12,653		0		58.90	11/17/2026

	12,882		0		58.21	11/01/2027

							673	(11)	23,804

	8,532		4,267	(10)	37.16	10/31/2028

										692	(12)	24,476

										1,821	(12)	64,409

										12,957	(3)	458,289

							20,339	(6)	719,390

										34,323	(3)	1,214,005

							29,276	(14)	1,035,492

Justin Hewett	8,435	(15)	0		58.90	04/02/2021

	8,588	(15)	0		58.21	04/02/2021

	11,376	(15)	0		37.16	04/02/2021

(1)

Excluded from this table are the RSU grants that Mr. O’Leary received for his service as non-employee director. Please see the “2020 Director Compensation Table” for the compensation Mr. O’Leary received in such capacity.

(2)

Performance share units will vest upon the later of April 6, 2023 and the thirtieth consecutive trading day, occurring on or prior to April 6, 2025, on which the closing price of Company common stock exceeds $4.00. The market price vesting trigger was achieved during 2020 and this award remains subject to the service-based vesting requirements.

(3)

Performance share units pursuant to the 2020-2022 Performance Share Program; value illustrated at 150% of target achievement, the maximum vesting level under the program. Mr. Hewett’s award was forfeited upon his April 2, 2020 departure from the Company.

(4)	These restricted stock units will vest in three equal annual installments beginning April 6, 2021.

(5)	These restricted stock units will vest on April 1, 2022.

(6)	These restricted stock units will vest in three equal annual installments beginning February 18, 2021.

(7)

Performance share units vest on May 19, 2023, conditioned upon the Company common stock achieving a market price above $3.00 per share for thirty consecutive trading days during the vesting period. The market price vesting trigger was achieved during 2020 and this award remains subject to the service-based vesting requirements.

(8)	Options will vest on March 12, 2023.

(9)

Performance share units will vest on the later of March 12, 2023 and the thirtieth consecutive trading day, occurring on or prior to March 12, 2025, on which the closing price of Company stock exceeds the applicable stock price hurdle set forth in the table below. The market price vesting triggers were achieved during 2020 and this award remains subject to the service-based vesting requirements.

PSU Award Tranche	Applicable Stock Price Hurdle

400,000	$4.00

80,000	$5.00 (25% increase over $4.00)

80,000	$6.25 (25% increase over $5.00)

80,000	$7.81 (25% increase over $6.25)

80,000	$9.77 (25% increase over $7.81)

80,000	$12.21 (25% increase over $9.77)

(10)	Options will vest on November 1, 2021.

(11)	These restricted stock units vest on November 1, 2021.

(12)

Performance share units pursuant to the 2019-2021 Performance Share Program; value illustrated at 50% of target achievement, the threshold vesting level under the program. Mr. Hewett’s award was forfeited upon his April 2, 2020 departure from the Company.

(13)	These restricted stock units vest on April 29, 2023.

(14)	These restricted stock units vest on June 5, 2023.

(15)	In accordance with the involuntary termination without cause vesting provisions included in the option award agreement, Mr. Hewett’s option awards remain exercisable though April 2, 2021.

OPTION EXERCISES AND STOCK VESTED IN 2020

The following table sets forth stock option exercises and stock awards that vested for the NEOs during the year ended December 26, 2020.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Miguel Fernandez	—	—	—	—

Christopher D. O’Leary	—	—	105,264	3,153,709

Cassandra (Sandra) E. Harris	—	—	9,709	145,441

Richard P. Goudis	—	—	—	—

Karen M. Sheehan	—	—	4,922	67,867

Patricio Cuesta	—	—	—	—

William (Bill) J. Wright	—	—	2,354	44,545

Justin Hewett	—	—	—	—

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 26, 2020.

2020 PENSION BENEFITS TABLE

Name (1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)

William (Bill) J. Wright	Tupperware Brands Corporation Base Retirement Plan	9	187,763	0

	Tupperware Brands Corporation Supplemental Plan (DB portion)	9	1,602	0

(1)	Messrs. Fernandez, O’Leary, Goudis and Cuesta and Mses. Harris and Sheehan were hired after the plan freeze date and Mr. Hewett did not participate in a pension program.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005.

(3)

The assumptions used to determine the present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 19 in the Company’s 2020 Annual Report on Form 10-K.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as achieving at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement. As of December 31, 2020, Mr. Wright was eligible for early retirement benefits.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

2020 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferrals and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ending December 31, 2020, as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Government Cash Reserves	0.27%
Fidelity U.S. Bond Index Fund - Premium Class	7.80%
Fidelity Extended Market Index Fund - Premium Class	32.16%
Fidelity 500 Index Fund - Premium Class	18.40%
Fidelity International Index Fund - Premium Class	8.70%

An executive may elect an in-service distribution under the EDCP. He or she must specify, at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over five, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

The EDCP was frozen with respect to future deferrals as of January 1, 2021.

Global Benefits Plan

The Tupperware Brands Corporation’s Global Benefits Plan (the “TBCGP”) provides retirement benefits for designated employees who cannot fully participate in other benefit plans due to the nature of their career assignments or job status. Participation in this plan began for Mr. Hewett on August 1, 2018. Mr. Hewett received an annual defined contribution of his base salary and annual incentive program payment. The balance in his accounts was adjusted as of the last day of 2020 to reflect the 1.5098% average 2020 rate of return on 30-year U.S. treasury bonds. Under the plan and upon his departure from the Company, Mr. Hewett was paid his account balance in the form of a cash lump sum.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $125,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above whose annual rate of base pay on June 30, 2005 exceeded $125,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2020 equals the 1.5098% average 2020 rate of return on 30-year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant.

2020 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth the deferred compensation activity under the EDCP, TBCGP and the defined contribution portion of the Supplemental Plan, for the Company’s NEOs as of and for the fiscal year ended December 26, 2020.

Name	Plan Name	Executive Contributions in FY 2020 ($)	Registrant Contributions in FY 2020 ($)(1)	Aggregate Earnings in FY 2020 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2020 ($)	Aggregate Balance at December 31, 2020 ($)(3)

Miguel Fernandez	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	17,934	12	0	17,946

Christopher D. O’Leary	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	0	0	0	0

Cassandra (Sandra) E. Harris	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	29,259	198	0	37,151

Richard (Rich) P. Goudis	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	12,340	12	0	12,353

Karen M. Sheehan	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	14,975	897	0	73,234

Patricio Cuesta	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	2,458	0	0	2,458

William (Bill) J. Wright	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	23,380	5,128	0	358,438

Justin Hewett	Tupperware Brands Corporation Global Benefits Plan	0	0	39	91,555	0

(1)	All Registrant (Company) contributions are included in the 2020 Summary Compensation Table.

(2)	In 2020, the interest rate earned under the Supplemental Plan TBCGP was 1.5098% and the return for the EDCP in 2020 was 13.14%.

(3)	Amounts in this column include the following amounts that were previously reported in the Summary Compensation Table as compensation for 2019: Ms. Sheehan – $57,362 and Mr. Hewett – $91,516.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Payments

On November 11, 2020, the Company adopted the Executive Severance Plan. The Executive Severance Plan is applicable to all officers, as defined under Section 16 of the Exchange Act and the Exchange Act rules, all executive vice presidents, and all senior vice presidents (the “Eligible Officers”). The following are the key terms of the Executive Severance Plan:

•	Eligibility: In order to be eligible to receive severance payments pursuant to the Executive Severance Plan, the Eligible Officer must have been terminated without cause.

•	Level of Cash Severance: For the Chief Executive Officer, 2x base salary, and for all other Eligible Officers, 1x base salary, paid in the form of salary continuance (and not in a lump sum).

•

Pro-Rated Bonus: Eligible to receive a pro-rated annual bonus for any completed or partial bonus plan year worked up to date of termination, based on the actual achievement of performance metrics, with the bonus to be paid at the normal payment date or dates.

•

Waiver and Release: Amounts payable under the Executive Severance Plan are subject to the Eligible Officer’s execution and non-revocation of a release of claims in favor of the Company and its affiliates.

Change-in-Control Payments

Each NEO, with the exception of Mr. O’Leary, is (or was prior to separation from employment) a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a relocation, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 35 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company. The agreement for Mr. Hewitt terminated on April 2, 2020 based on his separation from the Company.

The payments to an NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any outstanding AIP at target level, as well as an amount equal to a multiple of the sum of the NEO’s annual base salary plus target AIP for the year of termination. In 2020, the Company adopted a new form of change-in-control agreement effective for all executive officers, other than the CEO and Executive Vice Chairman, as of May 20, 2020, which, among other administrative changes, modified the health and welfare continuation from 36-months to 24-months, and eliminated the 12-months of executive perquisite continuation for those executive officers who were not previously grandfathered.

The Company adopted a policy that, subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) long-term special performance-based equity awards (with a market condition) would be immediately and fully vested, subject to satisfaction of applicable stock price hurdles prior to participant’s termination; (iii) all outstanding stock options would be immediately vested and exercisable; and (iv) restrictions upon all outstanding restricted stock or restricted stock unit awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Management Transitions

As of April 5, 2020, Mr. O’Leary resigned as Interim CEO. For 2020, Mr. O’Leary earned a quarterly liquidity payment for the first and second quarters of 2020, and a pro-rated annual target bonus for the number of weeks of his service period from his November 2019 start date to his resignation as CEO effective as of April 5, 2020 ($923,770).

In connection with his departure, Mr. Hewett entered into a Separation Agreement and Release of All Claims (the “Separation Agreement”), pursuant to which he is entitled to the following benefits: (i) a payment equal to four weeks of pay in lieu of service a four week notice period ($36,759); (ii) a payment equal to forty-eight weeks of pay ($404,346); (iii) a payment equal to eleven months of car allowance ($16,645); (iv) the opportunity to earn a bonus under the 2020 Annual Incentive Plan ($120,989); (v) twelve months of executive outplacement services ($8,500); (vi) reimbursement for up to $5,500 of financial planning services for the tax year 2020; (vii) reimbursement for any lease breakage expenses, capped at two months of lease payments; (viii) certain stock option vesting and exercisability rights in accordance with the terms (with respect to a total of 28,399 shares, but with no estimated value as of December 31, 2020 as the per share closing price as of December 31, 2020 exceed the exercise price per share); (ix) repatriation back to South Africa ($57,000); (x) payment of medical insurance premiums for 12 months ($35,170); and (xi) tax preparation support for 2020 (estimated cost of $1,500). The Separation Agreement contains provisions concerning non-competition, confidentiality and covenants not to solicit or disparage, and to cooperate with the Company.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 26, 2020 for each NEO other than Mr. O’Leary and Mr. Hewett. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $35.37.

2020 PAYMENTS UPON HYPOTHETICAL TERMINATION

AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Involuntary Termination Not for Cause ($)	Termination for Cause or Voluntary Resignation (excluding Retirement) ($)	Termination Upon Change in Control ($)(6)
Miguel Fernandez	AIP(1)	1,527,049	1,527,049	0	1,527,049	0	763,525
	Performance Share Program and Performance Share Units(2)	20,221,560	20,221,560	0	0	0	15,839,040
	Unvested Stock Option and Restricted Stock Unit Awards(3)	15,051,067	15,051,067	0	0	0	15,051,067
	Value of Benefits(4)	0	0	0	0	0	138,380
	Cash Severance(5)	0	0	0	1,800,000	0	4,837,500
	Total Payments	36,799,676	36,799,676	0	3,327,049	0	36,629,512

Cassandra (Sandra) E. Harris	AIP(1)	970,082	970,082	0	970,082	0	485,041
	Performance Share Program and Performance Share Units(2)	8,245,914	8,245,914	0	0	0	7,874,282
	Unvested Stock Option and Restricted Stock Unit Awards(3)	2,055,704	1,438,781	0	0	0	2,055,704
	Value of Benefits(4)	0	0	0	0	0	120,704
	Cash Severance(5)	0	0	0	650,000	0	2,405,000
	Total Payments	11,271,701	10,654,777	0	1,620,082	0	12,940,731

Richard (Rich) P. Goudis	AIP(1)	604,508	604,508	0	604,508	0	302,254
	Performance Share Program and Performance Share Units(2)	28,296,000	28,296,000	0	0	0	28,296,000
	Unvested Stock Option and Restricted Stock Unit Awards(3)	32,760,000	32,760,000	0	0	0	32,760,000
	Value of Benefits(4)	0	0	0	0	0	138,380
	Cash Severance(5)	0	0	0	500,000	0	2,187,500
	Total Payments	61,660,508	61,660,508	0	1,104,508	0	63,684,134

Karen M. Sheehan	AIP(1)	480,000	480,000	0	480,000	0	240,000
	Performance Share Program and Performance Share Units(2)	3,496,254	3,496,254	0	0	0	3,589,546
	Unvested Stock Option and Restricted Stock Unit Awards(3)	1,238,693	1,199,008	0	0	0	1,238,693
	Value of Benefits(4)	0	0	0	0	0	71,864
	Cash Severance(5)	0	0	0	400,000	0	1,280,000
	Total Payments	5,214,947	5,175,262	0	880,000	0	6,420,103

Patricio Cuesta	AIP(1)	395,803	395,803	0	395,803	0	197,902
	Performance Share Program and Performance Share Units(2)	0	0	0	0	0	0
	Unvested Stock Option and Restricted Stock Unit Awards(3)	4,895,526	4,895,526	0	0	0	4,895,526
	Value of Benefits(4)	0	0	0	0	0	120,474
	Cash Severance(5)	0	0	0	460,000	0	1,472,000
	Total Payments	5,291,329	5,291,329	0	855,803	0	6,685,902

William (Bill) J. Wright	AIP(1)	493,164	493,164	0	493,164	0	246,582
	Performance Share Program and Performance Share Units(2)	557,467	557,467	0	0	0	613,464
	Unvested Stock Option and Restricted Stock Unit Awards(3)	1,778,687	1,754,883	374,396	0	0	1,778,687
	Value of Benefits(4)	0	0	0	0	0	120,255
	Multiple of Salary and AIP Payments(5)	0	0	0	422,000	0	1,350,400
	Total Payments	2,829,318	2,805,514	374,396	915,164	0	4,109,388

(1)

Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2020 in the event of death, disability, retirement, involuntary termination without cause and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)

With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2018-2020, 2019-2021 and 2020-2022 Performance Share Programs and one-time performance share unit awards granted in 2020, calculated at (i) forecasted achievement for awards with performance conditions not yet achieved as of December 31, 2020 and (ii) actual achievement for awards with performance conditions achieved as of December 31, 2020, plus dividends declared during the performance period through the end of 2020. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)

Included in such amounts is the year-end 2020 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock and restricted stock unit awards upon which restrictions would lapse upon a termination. In the event of death, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested. In the event of termination upon disability: (i) stock options would continue vesting for three years, with the exception of stock options granted on or after January 1, 2020, which would continue vesting in accordance with the original vesting schedule; and (ii) restricted stock and restricted stock units would be forfeited, with the exception of restricted stock units granted on or after January 1, 2020, which would continue vesting in accordance with the original vesting schedule. In the event of termination upon retirement: (i) stock options would continue vesting in accordance with the original vesting schedule between one and six years, with continued exercisability between two and six years (but not to exceed the life of the option), if age and service criteria are met, with the exception of stock options granted on or after January 1, 2020, which would continue vesting for one year or per the original vesting schedule, with continued exercisability between one and three years (but not to exceed the life of the option), if age and service criteria are met; and (ii) restricted stock and restricted stock units would vest pro-rata based on the number of full months worked during the restricted period, provided the NEO was at least age 55 with 10 or more years of service and had given due notice as determined by the Compensation Committee. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock and restricted stock units would be forfeited. In the event of termination for cause, or voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock and restricted stock units would become immediately and fully vested.

(4)

For NEOs, other than the CEO and EVC, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of two years of healthcare insurance and life insurance premiums. For the CEO and EVC, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of thirty months of healthcare insurance and life insurance premiums.

(5)

For a termination without cause scenario, represents the amount payable pursuant to the terms of the Executive Severance Plan. Under the Executive Severance Plan, the CEO is entitled to an amount equal to 2x base salary and all other continuing NEOs are entitled to an amount equal to 1x base salary. Under the NEOs’ change-in-control agreements, represents an amount equal to 2.5x the sum of the annual salary and the AIP payment that would have been payable for the last fiscal year at the target level for Messrs. Fernandez and Goudis and 2x the sum of the annual salary and the AIP payment that would have been payable for the last fiscal year at the target level for Mses. Harris and Sheehan and Messrs. Cuesta and Wright. In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event an NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation.

(6)

The value of incentives payable as of December 26, 2020 under a change-in-control without termination of employment (and without a successor substituting awards with equivalent awards) for the NEOs under equity programs would have been $35,272,626, $10,301,619, $61,056,000, $4,734,947, $4,895,526 and $2,336,153 for Mr. Fernandez, Ms. Harris, Mr. Goudis, Ms. Sheehan, and Messrs. Cuesta and Wright, respectively. Under the terms of the change-in-control agreements, if the payments and benefits to an NEO under his or her respective agreement or another plan, arrangement or agreement would subject the NEO to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the NEO receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the change-in-control agreements.

2020 CEO TO MEDIAN EMPLOYEE PAY RATIO

The Company’s 2020 CEO to median employee pay ratio is estimated to be 159:1, up from 124:1 for 2019. The Company identified its median employee for 2020 by collecting the full employee population’s 2020 salary, wages, bonus and incentive payroll data as of November 4, 2020, as compiled from the Company’s payroll records.

Because Mr. Fernandez was serving as CEO on the median employee identification date, the Company calculated the CEO pay ratio using Mr. Fernandez’s compensation. The CEO compensation used to calculate the pay ratio reflects the annualized pay package for Mr. Fernandez consisting of $900,000 base salary, annualized AIP and other annualized benefit values related to perquisites and retirement benefits outlined in this proxy. Because Mr. Fernandez’s equity awards were not pro-rated to reflect his mid-year start date, we did not annualize such equity awards for purposes of this calculation.

The following table reflects the CEO and median employee summary compensation table amounts used to calculate the ratio:

Summary Compensation Table	CEO	Median Employee
Total Compensation	$4,997,144	$31,474
Ratio	159 : 1

The Company believes this ratio is appropriate for the Company, as it reflects the Company’s global reach with lower cost of employment related to international manufacturing facilities. As a global organization, approximately 95% of the Company’s employees are outside the United States. In addition, the analysis method used by the Company includes sales employees employed by the Company’s beauty business in Mexico, who are compensated predominantly through commission.

2020 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board in 2020. Messrs. Fernandez and Goudis were not separately compensated for their service as directors, and Mr. O’Leary was only compensated as a director for the period of time in 2020 in which he was not an employee of the Company. Please see the “2020 Summary Compensation Table” for the compensation received by Messrs. Fernandez, Goudis, and O’Leary in their capacities as employees of the Company.

Name	Fees Earned or Paid in Cash(1) ($)	Fees Earned or Paid in Stock(2) ($)		Stock Awards(2) ($)	Changes in Pension Value and Nonqualified Compensation Earnings ($)		All Other Compensation(3) ($)	Total ($)
Catherine A. Bertini(4)	110,000	0		0	0		3,500	113,500
Susan M. Cameron	108,750	90,000		130,000	0		90	328,840
Kriss Cloninger III	54,000	45,000		130,000	0		90	229,090
Meg Crofton	93,750	0		130,000	0		90	223,840
E.V. (Rick) Goings(4)	32,500	25,000		0	0		0	57,500
Aedhmar Hynes	90,000	50,000	(2)	130,000	0		90	270,090
Angel R. Martinez(4)	110,000	0		0	0		0	110,000
Christopher D. O’Leary(5)	74,000	0		97,500	0		90	171,590
Richard T. Riley	108,000	0		130,000	0		90	238,090
Joyce M. Roché(4)	98,750	11,250		0	3,123	(6)	0	113,123
Mauro Schnaidman	65,000	50,000	(2)	97,500	0		90	212,590
M. Anne Szostak	90,000	0		130,000	0		3,590	223,590

(1)

Directors approved a 20% reduction in their quarterly cash retainer fees for the second and third quarters of 2020, including chair fees. The Directors also waived their 2020 attendance fee of $1,500 per independent director per meeting for each meeting attended over 12 in the calendar year.

(2)

Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share was set at $4.00, rather than the closing market price of the Company’s common stock on the date of grant ($2.91). Ms. Hynes and Mr. Schnaidman, as new directors in 2020, also received a grant worth $50,000 in shares of stock on their three-month anniversary at a fair market value of $1.25 and $4.93 per share, respectively.

(3)

Consists of a match on charitable contributions made in 2020 as part of the Company’s matching gift program in the amount of $3,500 for Mses. Bertini and Szostak. Directors received product samples with an at cost value of $90 per director, except to those who retired in 2020.

(4)	Ms. Bertini, Mr. Martinez and Ms. Roché retired from the Board at the 2020 annual meeting. Mr. Goings retired from the Board on February 19, 2020.

(5)

Mr. O’Leary, who assumed the role of Interim Chief Executive Officer on November 11, 2019, resumed his role as an independent non-employee director on April 6, 2020 when Mr. Fernandez was hired as the Chief Executive Officer. The amount reported in this table represents director fees received while he served as a non-employee director. Please see the 2020 Summary Compensation Table for compensation received by Mr. O’Leary in his capacity as an employee of the Company.

(6)

Represents an amount of accrued interest in 2020 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a party to a deferred compensation arrangement, under which interest earned was at 3.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2020 fiscal year-end is set forth below.

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	0	0
Susan M. Cameron	0	0	32,500
Kriss Cloninger III	0	1,500	42,606
Meg Crofton	0	0	41,576
Rick Goings(1)	1,112,709	0	0
Aedhmar Hynes	0	0	32,500
Angel R. Martinez	0	0	0
Christopher D. O’Leary	0	0	24,375
Richard T. Riley	0	0	32,500
Joyce M. Roché	0	0	10,928
Mauro Schnaidman	0	0	24,375
M. Anne Szostak	0	1,500	32,500

(1)	Includes 1,112,709 vested and unvested stock options awarded to Mr. Goings in his capacity as a former officer of the Company.

Director Compensation Philosophy, Design and Stock Ownership

Each May, up to and including May 2020, the Nominating Committee, working in conjunction with management and Meridian (the Board’s external compensation consultant), reviewed the Company’s non-employee director compensation program value and designed and approved a plan for the coming year. This review compared the Company’s plan against trends and best practices in the external marketplace. For the purpose of determining market compensation, the Nominating Committee used the same compensation peer group developed for executive compensation benchmarking noted above under the heading “Peer Group & Compensation Benchmarking”. Beginning in May 2021, director compensation will become the responsibility of the Compensation Committee, following the same philosophy and methodology.

The Company’s director compensation is comprised of the following elements: non-employee directors of the Company each receive an annual retainer fee of $230,000. The retainer fee is awarded 56.5% in restricted stock units ($130,000), on an annual basis, and 43.5% in cash ($100,000), paid in equal $25,000 increments on a quarterly basis. The cash payment may be paid instead in stock, at the director’s election. The restricted stock units vest on the date of the following annual shareholder meeting, unless vesting is deferred beyond that date in accordance with Section 409A of the Code. In addition to the annual retainer, the Audit Committee and Compensation Committee chairpersons each receive an additional retainer fee of $20,000 per year, and effective in the fourth quarter of 2020, the Nominating Committee chairperson receives an additional retainer fee of $15,000 per year. In addition, Ms. Cameron, as Non-Executive Chairman, receives an additional retainer fee of $110,000 per year, which was adjusted effective for the fourth quarter of 2020 after Ms. Cameron ceased to serve as the chairperson of the Nominating Committee. In the absence of an independent Non-Executive Chairman, the Company’s director compensation policies also provide for payment of an additional retainer of $25,000 per year to a designated lead or presiding independent director (in addition to any retainer he or she may also receive for being the chair of a committee). Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended will be made (other than telephonic meetings of the Audit Committee to review the financial statements prior to the Company’s release of earnings, for which directors would not be paid incrementally). In 2020, the Board approved a 20% reduction in the quarterly cash retainer fees for the second and third quarters of 2020, including chair fees. The non-employee directors also waived their 2020 attendance fee of $1,500 per non-employee director per meeting for each meeting attended over 12 in the calendar year. The Company previously awarded each new independent director a one-time issuance of 1,000 shares (or $50,000 in share value, if the share price was below $50.00 on the grant date) of the Company in consideration of services rendered upon the completion of his or her initial three months of service on the Board, but ended this practice in the third quarter of 2020.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors may also receive compensation in the form of Company merchandise.

The Company’s non-employee directors are required to own stock of the Company under the same program as the Company’s NEOs, described above under the heading “Stock Ownership Requirements and Anti-Hedging and Pledging Policies”, at a value of five times the value of the cash portion of their annual retainer. Stock ownership is subject to a holding requirement of at least 50% of the after-tax value of future received shares, net of the amount of any strike price, for any non-employee director not at their required ownership level, until such ownership level requirement is satisfied. The intention of the holding requirement is to provide a process for non-employee directors to reach their holding requirement when newly elected or when fluctuations in the stock price cause the value of their holdings to be below the required level. Provided a non-employee director is complying with such holding requirement, he or she will not be considered to be out of compliance if not at their full ownership level. Shares held for the purpose of measuring ownership include those that would be awarded under running performance share programs if forecast performance is achieved. As of December 26, 2020, all continuing directors were in compliance with the Company’s stock ownership requirements. In addition, non-employee directors may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits non-employee directors and employees from trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of Company stock.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding Named Executive Officer compensation. In accordance with the preference expressed by shareholders in the 2019 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs under its executive compensation program as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program that makes a substantial amount of the executives’ overall compensation dependent upon Company performance. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

In 2020, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by approximately 90% of votes cast in favor of the Company’s executive compensation program.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s Named Executive Officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 25, 2021, which appointment is proposed for ratification at the 2021 annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2020.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2020 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the 2021 annual meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees (inclusive of out-of-pocket expenses) related to the 2020 and 2019 fiscal years payable to our independent registered public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Type of Fee	2020 ($)	2019 ($)
Audit Fees	4,048,000	5,413,100
Audit-Related Fees (1)	—	151,500
Tax Fees (2)	2,289,611	4,126,038
All Other Fees (3)	12,000	12,000
Total	6,349,611	9,702,638

(1)	Audit-related fees primarily include services for assistance with statutory financial statement reporting.

(2)

Tax fees include services for tax compliance services, including the preparation of tax returns, claims for refunds and tax-payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with the impact of U.S. tax reform, tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings.

(3)	All other fees were for software license renewal, continuing professional education events, and packaging verification.

Approval of Services

The Audit Committee approves the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2020 the Audit Committee pre-approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT

COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 25, 2021.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the 2021 annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation materials as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for election as a director or submit a proposal to be raised from the floor during the Company’s 2022 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company at the principal office of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no earlier than January 4, 2022 and no later than February 3, 2022, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2022 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November 22, 2021.

Expenses and Methods of Solicitation

This solicitation of proxies is made by and on behalf of the Board. The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a base fee not to exceed $10,000, (with select additional campaign services to be provided if requested at an additional fee), plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Karen M. Sheehan

Executive Vice President,

Chief Legal Officer and Secretary

Dated: March 22, 2021

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or

Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 and 3.

1.	Election of Directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 Susan M. Cameron	☐	☐	☐	06 Richard Goudis	☐	☐	☐

02 Meg Crofton	☐	☐	☐	07 Timothy Minges	☐	☐	☐

Please fold here – Do not separate
03 Deborah G. Ellinger	☐	☐	☐	08 Christopher D. O’Leary	☐	☐	☐

04 Miguel Fernandez	☐	☐	☐	09 Richard T. Riley	☐	☐	☐

05 James H. Fordyce	☐	☐	☐	10 M. Anne Szostak	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐ For	☐ Against	☐ Abstain

3.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 4, 2021

1:00 p.m. ET

To register for the virtual meeting along with voting your shares, please follow the instructions below:

•

Visit www.proxydocs.com/tup on your smartphone, tablet or computer. You will need the latest versions of Chrome, Safari, Internet Explorer 11, Edge or Firefox. Please ensure your browser is compatible.

•	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card

•

After registering, you will receive a confirmation e-mail, and an e-mail approximately 1 hour prior to the start of the meeting, to the e-mail address you provided during registration with a unique link to the virtual meeting.

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837 USA	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2021.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1, and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Karen M. Sheehan and Cassandra E. Harris, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/tup Use the Internet to vote your proxy. Scan code on front for mobile voting.	1-866-883-3382 Use a touch-tone telephone to vote your proxy.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 3, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.